Exhibit 10.22

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ARTICLE 30 CONSENTS AND APPROVALS	45

ARTICLE 31 NOTICES	45

ARTICLE 32 NO WAIVER	46

ARTICLE 33 CAPTIONS	47

ARTICLE 34 INABILITY TO PERFORM	47

ARTICLE 35 NO REPRESENTATIONS BY LANDLORD	47

ARTICLE 36 NAME OF BUILDING	47

ARTICLE 37 ARBITRATION	48

ARTICLE 38 INDEMNITY	48

ARTICLE 39 SECURITY DEPOSIT	48

ARTICLE 40 MISCELLANEOUS	50

ARTICLE 41 AIR CONDITIONING	52

ARTICLE 42 LAYOUT AND FINISH	54

ARTICLE 43 TENANT’S OPTION TO LEASE OPTION SPACE	57

ARTICLE 44 TENANT’S ANTENNAE	61

ARTICLE 45 EXTENSION OF TERM	64

SCHEDULE A	1

FLOOR PLANS	1

SCHEDULE B	1

DESCRIPTION OF LAND	1

SCHEDULE C	1

SCHEDULE D	1

FORM OF ESTOPPEL CERTIFICATE	1

SCHEDULE E	1

RULES AND REGULATIONS	1

SCHEDULE F	1

CLEANING SPECIFICATIONS	1

SCHEDULE G	1

CERTIFICATE OF OCCUPANCY	1

SCHEDULE H	1

LANDLORD’S WORK	1

SCHEDULE I	1

EXISTING LEASES	1

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AGREEMENT OF LEASE made as of this 26th day of May, 2006, between BROAD FINANCIAL CENTER LLC, a New York limited liability company, having an address at 565 Fifth Avenue, New York, New York 10017 (hereinafter referred to as “Landlord”) and LABRANCHE & CO INC., a Delaware corporation, qualified to do business in the State of New York, having an address at 120 Broadway, New York, New York 10271 (hereinafter referred to as “Tenant”).

WITNESSETH:

The parties hereby covenant and agree as follows:

ARTICLE 1

RENT

1.01 (a) Landlord hereby leases and Tenant hereby rents from Landlord the entire rentable area of the seventh (7th), eighth (8th) and ninth (9th) floors substantially as shown hatched on the plan annexed hereto as Schedule A (hereinafter referred to as the “demised premises”) in the building (hereinafter referred to as the “Building”) located on the land (hereinafter referred to as the “Land”) described in Schedule B annexed hereto (the Land and the Building being hereinafter referred to as the “Property”), for a term (hereinafter referred to as the “Term”) commencing on the “Commencement Date” and ending on the “Expiration Date” (as said terms are defined in Article 2 hereof) unless the Term shall sooner cease and terminate as hereinafter provided.

(b) Tenant agrees to pay to Landlord a fixed annual rent (hereinafter referred to as the “fixed annual rent”) at the rates of: (i) One Million Five Hundred Sixty Thousand Two Hundred Ninety-Two and 50/100 ($1,560,292.50) Dollars per annum during the period from the Commencement Date through December 31, 2011; and (ii) One Million Seven Hundred Fifty Two Thousand Three Hundred Twenty Eight and 50/100 ($1,752,328.50) Dollars per annum during the balance of the within term.

Such fixed annual rent shall be payable in equal monthly installments in advance on the first day of each calendar month during the Term, at the office of Landlord or such other place as Landlord may designate, without any setoff or deduction whatsoever, except such deductions as are specifically referred to in Articles 10 and 14 hereof. The first full month’s installment of fixed annual rent and the security deposit required under Article 40 hereof shall be paid by Tenant to Landlord upon the execution of this Lease. Should the Commencement Date fall on any day other than the first day of a month, then the fixed annual rent for such month shall be prorated on a per diem basis, and Tenant agrees to pay the amount thereof for such partial month on the Commencement Date.

1.02 Tenant shall pay the fixed annual rent and all additional rent payable hereunder in lawful money of the United States by wire transfer or by check (subject to collection) drawn to the order of Broad Financial Center LLC, or such other party as Landlord may from time to time designate, on a bank which is a member of The New York Clearinghouse Association or a successor thereto, or any other bank(s) which Landlord has previously approved in writing

(which approval shall not be unreasonably withheld). All sums, other than fixed annual rent, payable by Tenant hereunder shall be deemed additional rent and shall be payable on demand unless other payment dates are hereinafter provided. Landlord shall have the same rights and remedies (including, without limitation, the right to commence a summary proceeding) for a default in the payment of additional rent as for a default in the payment of fixed annual rent notwithstanding the fact that Tenant may not then also be in default in the payment of fixed annual rent.

1.03 (a) If Tenant shall fail to pay when due (i) any installment of fixed annual rent or (ii) any additional rent (including, without limitation, any installment of Tenant’s Tax Payment or Expense Payment, as such terms are defined in Article 3 hereof) and any such failure shall continue for five (5) business days, then Tenant shall pay Landlord, as additional rent, a late charge equal to four (4%) percent of such installment or payment as an agreed liquidated amount as compensation for Landlord’s additional administrative expenses relating to such late payment.

(b) Tenant shall be granted one grace period annually whereby it would not be charged interest or penalty as long as rent is paid within five business (5) days of Landlord’s notice to Tenant of its rent delinquency.

(c) If Tenant shall fail to pay when due (i) any installment of fixed annual rent or (ii) any additional rent (including, without limitation, any installment of Tenant’s Tax Payment or Expense Payment) when due and such failure shall continue beyond the five (5)-business-day period specified in paragraph (a) above, Tenant shall pay in addition to the late charge provided in paragraph (a) above, interest on such amounts at the Interest Rate (as such term is defined in Article 22 hereof), from the last day of such five-business-day period to the date the same is paid to Landlord, and such interest shall be deemed additional rent.

(d) The provisions of this Section 1.03 are in addition to other remedies available to Landlord for non-payment of fixed annual rent or additional rent.

1.04 If any of the fixed annual rent or additional rent payable under this Lease shall be or become uncollectible, reduced or required to be refunded because of any Legal Requirement (as such term is defined in Article 22 hereof), Tenant shall enter into such agreement(s) and take such other legally permissible steps as Landlord may request to permit Landlord to collect the maximum rents which from time to time during the continuance of such Legal Requirement may be legally permissible and not in excess of the amounts reserved therefor under this Lease. Upon the termination of such Legal Requirement, (a) the rents hereunder shall be payable in the amounts reserved herein for the periods following such termination and (b) Tenant shall pay to Landlord, to the maximum extent legally permissible, an amount equal to (i) the rents which would have been paid pursuant to this Lease but for such Legal Requirement less (ii) the rents, if any, paid by Tenant during the period such Legal Requirement was in effect.

1.05 Notwithstanding the provisions of Section 1.01(b) hereof, the fixed annual rent payable thereunder shall, provided that Tenant is not then in default of its obligations hereunder (after notice and expiration of any applicable cure period), be abated for the period beginning on the Commencement Date and ending on February 28, 2007. The date “March 1, 2007 is herein referred to as the “Rent Commencement Date”.

ARTICLE 2

COMMENCEMENT AND EXPIRATION OF TERM

2.01 (a) The “Commencement Date” of the Term shall be the date of final unconditional execution and delivery of this lease by Landlord and Tenant.

(b) The “Expiration Date” of the Term shall be February 28, 2017

ARTICLE 3

ADJUSTMENTS OF RENT

3.01 A. For purposes hereof, the following definitions shall apply:

(a) The term “Base Tax” shall mean the “Taxes” (as hereinafter defined), as finally determined, for the Tax Year commencing July 1, 2006 and ending June 30, 2007.

(b) The term “Tax Year” shall mean each period of twelve months which includes any part of the Term which now or hereafter is or may be duly adopted as the fiscal year for real estate tax purposes of the City of New York.

(c) The term “Taxes” shall mean all real estate taxes, assessments, governmental levies, municipal taxes, county taxes, district charges, or any other governmental charge, general or special, ordinary or extraordinary, unforeseen as well as foreseen, of any kind or nature whatsoever, which are or may be assessed, levied or imposed upon all or any part of the Property and the sidewalks, plazas or streets adjacent thereto, including any tax, excise or fee measured by or payable with respect to any rent (other than any occupancy or rent tax payable by Tenant pursuant to Section 3.03), and levied against Landlord and/or the Property under the laws of the United States, the City or State of New York, or any political subdivision thereof. If due to a future change in the method of taxation or in the taxing authority, a new or additional real estate tax, or a franchise, income, transit, profit or other tax or governmental imposition, however designated, shall be levied against Landlord, and/or the Property, in addition to, or in substitution in whole or in part for any tax which would constitute “Taxes”, or in lieu of additional Taxes, such tax or imposition shall be deemed for the purposes hereof to be included within the term “Taxes.”

(d) The term “Tenant’s Tax Share” shall mean 12.15%.

(e) The term “Escalation Statement” shall mean a statement setting forth the amount payable by Tenant for a specified Tax Year or Operating Year (as defined in Section 3.02 hereof), as the case may be, or for some portion thereof pursuant to this Article 3. Following Tenant’s written request, Landlord shall promptly furnish Tenant such information as Tenant may reasonably require to substantiate Expenses.

B. Tenant shall pay to Landlord as additional rent for each Tax Year a sum equal to Tenant’s Tax Share of the amount by which the Taxes for such Tax Year exceed the

Base Tax (hereinafter referred to as “Tenant’s Tax Payment”). Landlord shall furnish to Tenant an annual Escalation Statement (subject to revision as hereinafter provided) for each Tax Year setting forth Tenant’s Tax Payment for such Tax Year. Tenant’s Tax Payment shall be due and payable in two (2) equal installments, in advance, on the first day of each June and December of each Tax Year based upon the Escalation Statement furnished with respect to such Tax Year, until such time as a new Escalation Statement for a subsequent Tax Year shall become effective. If an annual Escalation Statement is furnished to the Tenant after the commencement of the Tax Year to which it relates, then Tenant shall, within thirty (30) days after such annual Escalation Statement is furnished to Tenant, pay to Landlord an amount equal to any underpayment of Tenant’s Tax Payment theretofore paid by Tenant for such Tax Year and, in the event of an overpayment by Tenant, Landlord shall permit Tenant to credit against subsequent rental payments next due under this Lease the amount of such overpayment. If there shall be any increase in Taxes for any Tax Year, whether during or after such Tax Year, Landlord shall furnish a revised Escalation Statement for such Tax Year to Tenant, and Tenant’s Tax Payment for such Tax Year shall be adjusted and paid or credited, as appropriate, in the same manner as provided in the preceding sentence. If during the Term, Taxes are required to be paid (either to the appropriate taxing authorities or as tax escrow payments to the holder of a Superior Instrument (as defined in Section 25.01 hereof) in full or in monthly, quarterly, or other installments, on any other date or dates than as presently required, then at Landlord’s option, Tenant’s Tax Payments shall be correspondingly accelerated or revised so that said Tenant’s Tax Payments are due at least thirty (30) days prior to the date payments are due to the taxing authorities or the superior mortgagee or ground lessor. The benefit of any discount for any early payment or prepayment of Taxes shall accrue solely to the benefit of Landlord and such discount shall not be subtracted from Taxes.

C. If Landlord shall receive a refund of Taxes for any Tax Year, Landlord shall notify Tenant of the refund and shall permit Tenant to credit against subsequent rental payments under this Lease, Tenant’s Tax Share of the refund, but not in excess of, Tenant’s Tax Payment paid for such Tax Year.

D. If the Taxes comprising the Base Tax are reduced as a result of an appropriate proceeding or otherwise, the Taxes as so reduced shall, for all purposes be deemed to be the Taxes for the Base Tax and Landlord shall give notice to Tenant of the amount by which the Tax Payments previously made were less than the Tax Payments required to be made under this Article 3, and Tenant shall pay the amount of the deficiency within twenty (20) days after demand therefor. In such event, if appropriate in Landlord’s commercially reasonable business judgment, Landlord shall file appropriate proceedings to lower Taxes on an annual basis thereafter. If the Taxes comprising the Base Tax are increased as a result of an appropriate proceeding or otherwise, the Taxes as so increased shall, for all purposes be deemed to be the Taxes for the Base Tax and Landlord shall give notice to Tenant of the amount by which the Tax Payments previously made were more than the Tax Payments required to be made under this Article 3, and Landlord shall permit Tenant to credit against subsequent rental payments next due under this Lease, the amount of any such overpayment.

E. Tenant shall pay as additional rent hereunder within thirty (30) days after delivery of a statement therefor for each Tax Year Tenant’s Tax Share of any commercially reasonable expenses incurred by Landlord, including reasonably invoiced payments to attorneys, accountants and appraisers, in contesting any items of Taxes or the assessed valuations of all or any part of the Property, provided that any such costs shall be undertaken in good faith.

3.02 A. For purposes hereof the following definitions shall apply:

(a) The term “Expense Base Factor” shall mean the Expenses for the Operating Year 2007.

(b) The term “Operating Year” shall mean each calendar year which includes any part of the Term.

(c) The term “Tenant’s Expense Share” shall have the same meaning as “Tenant’s Tax Share” set forth in Section 3.01A(d) hereof.

(d) The term “Expenses” shall mean all expenses paid or incurred by Landlord and Landlord’s affiliates and/or on their behalf in respect of the repair, replacement, maintenance, operation and/or security of the Property, including, without limitation, (i) salaries, wages, medical, surgical, insurance (including, without limitation, group life and disability insurance), union and general welfare benefits, pension benefits, severance and sick day payments, and other fringe benefits of employees of Landlord, Landlord’s affiliates or agents and their respective contractors engaged in such repair, replacement, maintenance, operation and/or security; (ii) payroll taxes, worker’s compensation, uniforms and related expenses (whether direct or indirect) for such employees; (iii) the cost of fuel, gas, steam, electricity, heat, ventilation, air conditioning of the Building, including the Building condenser water system (the “Base Building System”), chilled and condenser water, water, sewer and other utilities, together with any taxes and surcharges on, and fees paid in connection with the calculation and billing of, such utilities; (iv) the cost of painting and/or decorating all areas of the Property, excluding, however, any space contained therein which is demised to tenant(s)(other than core bathrooms, mechanical rooms and core closets); (v) the cost of casualty, liability, fidelity, rent and all other insurance regarding the Property and/or any property on, below or above the Property, and the repair, replacement, maintenance, operation and/or security thereof; (vi) the cost of all supplies, tools, materials and equipment, whether by purchase or rental, used in the repair, replacement, maintenance, operation and/or security of the Property, and any sales and other taxes thereon; (vii) intentionally omitted; (viii) the cost of cleaning, janitorial and security services, including, without limitation, glass cleaning, snow and ice removal and garbage and waste collection and/or disposal; (ix) the cost and maintenance of all interior and exterior landscaping and all temporary exhibitions located at or within the Property; (x) the cost of alterations and improvements made or installed after the expiration of the Base Operating Year by reason of the laws and requirements of any public authorities or the requirements of insurance bodies and all tools and equipment related thereto; (xi) the cost of all other alterations, repairs, replacements and/or improvements made after the expiration of the Operating Year by Landlord or Landlord’s affiliates, at their respective expense, whether structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, and whether or not required by this lease, and all tools and equipment related thereto; provided, however, that if under generally accepted accounting principles consistently applied, any of the costs referred to in this clause (xi) are required to be capitalized, then such capitalized costs (and, at Landlord’s option, any other costs included under clauses (x) and (xi)), together with interest thereon at the Interest Rate (as defined in Section

22.03 hereof) in effect as of December 31 of the year in which such expenditure is made, shall be amortized or depreciated, as the case may be, over a period of time which shall be the shorter of: (A) the useful life of the item in question, as reasonably determined by Landlord; or (B) ten (10) years; provided however that with respect to any capital improvement and/or any machinery or equipment which is made or becomes operational, as the case may be, after the Base Operating Year, and which has the effect of reducing the expenses which otherwise would be included in Expenses, the amount included in Expenses in any Operating Year until such improvement and/or machinery or equipment has been fully amortized or depreciated, as the case may be, shall be an amount which is the greater of: (X) the amortization or depreciation, as the case may be, of such capital improvement and/or machinery or equipment, which would have been included in Expenses pursuant to the foregoing provisions; or (Y) the amount of savings, as reasonably estimated by Landlord, resulting from the installation and operation of such improvement and/or machinery or equipment; (xii) management fees, or if no managing agent is employed by Landlord, a sum in lieu thereof which is not in excess of the then prevailing rates for management fees payable in the Borough of Manhattan, City of New York, for first class office buildings similar to the Building; (xiii) all reasonable costs and expenses of legal, bookkeeping, accounting and other professional services; (xiv) fees, dues and other contributions paid by or on behalf of Landlord or Landlord’s affiliates to civic or other real estate organizations; and (xv) all other fees, costs, charges and expenses properly allocable to the repair, replacement, maintenance, operation and/or security of the Property, in accordance with then prevailing customs and practices of the real estate industry in the Borough of Manhattan, City of New York.

Notwithstanding anything to the contrary contained in the foregoing, the term “Expenses”, as used and defined under this subsection (d), shall not include the following items:

(1) depreciation and amortization (except as provided above in this subsection);

(2) interest on and amortization of debts;

(3) the cost of tenant improvements made for new tenant(s) of the Building;

(4) brokerage commissions;

(5) financing or refinancing costs;

(6) the cost of any work or services performed for any tenant(s) of the Building (including Tenant), whether at the expense of Landlord or Landlord’s affiliates or such tenant(s), to the extent that such work or services are in excess of the work or services which Landlord or Landlord’s affiliates are required to furnish Tenant under this lease, at the expense of Landlord or Landlord’s affiliates;

(7) the cost of any electricity consumed in the demised premises or any other space in the Building demised to tenant(s);

(8) Taxes;

(9) all costs associated with the operation of the business of the ownership or entity which constitutes “Landlord”, as distinguished from the costs of Building operations, including, but not limited to, costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging, or hypothecating any of the Landlord’s interest in the Building, costs of any disputes between Landlord and its employees, costs of disputes of Landlord with Building management, or costs paid in connection with disputes with Tenant or any other tenants;

(10) all costs (including permit, license and inspection fees) incurred in renovating or otherwise improving or decorating, painting or redecorating space for tenants or other occupants or in renovating or redecorating vacant space, including the cost of alterations or improvements to the demised premises or to the premises of any other tenant or occupant of the Building;

(11) any cash or other consideration paid by Landlord on account of, with respect to, or in lieu of the tenant improvement work or alterations described in clause (10) above;

(12) costs incurred by Landlord in connection with the construction of the Building and related facilities, the correction of defects in construction (except for construction of Tenant improvements undertaken by Tenant) or in the discharge of Landlord’s tenant improvement obligations under the Lease;

(13) any improvement installed or work performed or any other cost or expense incurred by Landlord in order to comply with the requirements for obtaining the certificate of occupancy for the Building or any space therein;

(14) costs of any services sold or provided to tenants or other occupants for which Landlord is entitled to be reimbursed by such tenants or other occupants as an additional charge or rental over and above the basic rent and escalations thereof (including without limitation, an operating expense escalation;

(15) expenses in connection with services or other benefits of a type which are not provided Tenant but which are provided to another tenant or occupant;

(16) costs incurred due to a violation by Landlord or any tenant of the terms and conditions of any lease;

(17) payments in respect to overhead or profit to subsidiaries or affiliates of Landlord, or to any party as a result of a non-competitive selection process, for management or other services in or to the Building, or for supplies or other materials solely to the extent that the costs of such services, supplies, or materials exceed the costs that would have been paid had the services, supplies or materials been provided by parties unaffiliated with the Landlord on a competitive basis;

(18) Landlord’s general corporate overhead and general administrative expenses;

(19) any compensation paid to clerks, attendants, concierges or other persons working in or managing commercial concessions operated by Landlord;

(20) rental payments and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of capital nature, except equipment which is used in providing janitorial services and which is not affixed to the Building.

(21) advertising and promotional costs;

(22) leasing commissions, attorney fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants or other occupants or prospective tenants or other occupants, or associated with the enforcement of any leases or the defense of Landlord’s title to or interest in the Building or any part thereof;

(23) lease “takeover” expenses, included but not limited to the expenses incurred by Landlord with respect to space located in another building of any kind or nature in connection with the leasing of space in the Building;

(24) all administrative and other costs related to the Building’s leasing and marketing programs;

(25) Landlord’s gross receipts taxes, personal and corporate income taxes, inheritance and estate taxes, and other business taxes and assessments, franchise, gift and transfer taxes;

(26) costs of repair or replacement for any item covered by a warranty to the extent of any recovery;

(27) costs of which Landlord is reimbursed by its insurance carrier or by any tenant’s insurance carrier or by any other entity;

(28) any fines, penalties or interest resulting from the gross negligence or willful misconduct or the Landlord or its agents, contractors, or employees;

(29) rental payments of any related costs pursuant to any ground lease of land underlying all or any portion of the Building;

(30) any rental and any associated costs, either actual or not, for the Landlord’s management or leasing office;

(31) any costs associated with the purchase or rental of furniture and office equipment for the Landlord’s management, security, engineering, or other offices associated with the Building;

(32) any bad debt loss, rent loss, or reserves for bad debt or rent loss, except that Landlord may maintain a policy of rent loss insurance as a component of Operating Expenses;

(33) acquisition costs for sculptures, paintings, or other objects of art;

(34) tax penalties incurred as a result of Landlord’s negligence or inability or unwillingness to make payments when due;

(35) any entertaining, dining or travel expenses for any purpose; and

(36) compensation of officers or executives of Landlord above the level of Building Manger unless they actually perform work in or about the Building ordinarily done by a third person, but if included in accordance with the foregoing, the amount of compensation included shall be no higher than that which would have been paid to such third person; or compensation paid to employees not employed with respect to the Building, provided that with respect to employees who are employed on a part-time basis with respect to the Building, only the pro-rata portion of expense allocable to the time any such employee is employed with respect to the Building shall be included in labor costs; and

(37) any other item which under generally accepted accounting and audited principals pertaining to the real estate industry would not be regarded an operating, maintenance, repair, replacement, security or management expense.

Under no circumstances shall Landlord collect in excess of one hundred percent (100%) of all Expenses or recover through Expenses any item of cost more than once. Expenses shall be reduced by the amount of any reimbursement, recoupment, payment, discount, credit, reduction, allowance, or the like received or receivable by Landlord that is allocable to any Expenses.

In determining the amount of Expenses, if less than ninety seven percent (97%) of the Building shall have been occupied by tenants at any time during any Operating Year (including the Expenses for the Operating Year 2007), Expenses shall be determined for said Operating Year to be an amount equal to the Expenses which Landlord reasonably estimates would normally be expected to be incurred had such occupancy been ninety-seven percent (97%) throughout the Operating Year.

B. If the Expenses for any Operating Year exceed the Expense Base Factor, Tenant shall pay to Landlord as additional rent for such Operating Year an amount equal to Tenant’s Expense Share of the excess of the Expenses for such Operating Year over the Expense Base Factor (hereinafter referred to as “Tenant’s Expense Payment”).

C. Landlord shall furnish to Tenant for each Operating Year an Escalation Statement (subject to revision as hereinafter provided) setting forth Landlord’s good faith estimate of Tenant’s Expense Payment for such Operating Year. Tenant shall pay to Landlord on the first day of each month during such Operating Year an amount equal to one-twelfth (1/12) of Landlord’s estimate of Tenant’s Expense Payment for such Operating Year. If Landlord shall furnish such estimate for an Operating Year after the commencement thereof, then (a) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Paragraph C for the last month of the preceding Operating Year; (b) Landlord shall notify Tenant in the Escalation Statement containing such estimate whether the installments of Tenant’s Expense Payment previously paid for such Operating Year were more or less than the installments which should have been paid for such Operating Year pursuant to such estimate and (i) if there shall be an underpayment, Tenant shall pay the amount thereof within ten days after being furnished with such Escalation Statement or (ii) if there shall be an overpayment, Tenant shall be entitled to a credit in the amount thereof against the next subsequent fixed rent payments under this Lease; and (c) on the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter for the balance of such Operating Year, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12) of Tenant’s Expense Payment as shown on such estimate. Landlord may at any time and from time to time (but not more often than three times in any Operating Year) furnish to Tenant an Escalation Statement setting forth Landlord’s revised good faith estimate of Tenant’s Expense Payment for a particular Operating Year and Tenant’s Expense Payment for such Operating Year shall be adjusted and paid or credited, as applicable, in the same manner as provided in the preceding sentence.

D. Landlord shall use best reasonable commercial efforts to submit to Tenant an Escalation Statement prepared by Landlord setting forth the Expenses for the preceding Operating Year and the balance of Tenant’s Expense Payment, if any, due to Landlord from Tenant for such Operating Year as soon as reasonably practical following the end of each Operating Year, but in no event more than ten (10) months following the end of such Operating Year. . Subject to the terms hereof, if such annual Escalation Statement shall show that the sums paid by Tenant under subparagraph 3.02(C) above exceeded Tenant’s Expense Payment for such Operating Year, Tenant shall be entitled to a credit in the amount of such excess against subsequent rental payments under this Lease. If such annual Escalation Statement shall show that the sums so paid by Tenant were less than Tenant’s Expense Payment for such Operating Year, Tenant shall pay the amount of such deficiency to the Landlord within thirty (30) days after being furnished with such annual Escalation Statement.

E. The annual Escalation Statements with respect to Expenses to be furnished by Landlord as provided above shall be in such detail as is customarily prepared by Landlord. Upon Tenant’s written request, Landlord shall furnish to Tenant such other information as may be reasonably required by Tenant including any relevant underlying documentation, invoices and statements, but the same need not be audited or certified. Landlord may use operating cost allocations and estimates if such allocations or estimates are required for this Section 3.02.

3.03 If the Commencement Date shall be other than the first day of a Tax Year or an Operating Year or if the date of the expiration or other termination of this Lease shall be a day other than the last day of a Tax Year or an Operating Year, then Tenant’s Tax Payment and/or Tenant’s Expense Payment for such partial year shall be equitably adjusted taking into consideration the portion of such Tax Year or Operating Year falling within the Term. Landlord shall, as soon as reasonably practicable, cause an Escalation Statement with respect to Taxes for the Tax Year and/or Expenses for the Operating Year in which the Term expires to be prepared and furnished to Tenant. Such Escalation Statement shall be prepared as of the expiration date of the Term if such date is December 31, and if not, as of the first to occur of June 30 or December 31 after the expiration date of the Term. Landlord and Tenant shall thereupon make appropriate adjustments of amounts then owing.

3.04 In no event shall the fixed annual rent ever be reduced by operation of this Article 3. The rights and obligations of Landlord and Tenant under the provisions of this Article 3 shall survive the termination of this Lease, and payments shall be made pursuant to this Article 3 notwithstanding the fact that an Escalation Statement is furnished to Tenant after the expiration or other termination of the Term.

3.05 Landlord’s failure to render an Escalation Statement with respect to any Tax Year or Operating Year shall not prejudice Landlord’s right to thereafter render an Escalation Statement with respect thereto or with respect to any subsequent Tax Year or Operating Year.

3.06 Each Escalation Statement shall be conclusive and binding upon Tenant unless within one hundred-eighty (180) days after receipt of such Escalation Statement Tenant shall notify Landlord that it disputes the correctness of such Escalation Statement (the “Tenant Dispute Notice”), specifying with reasonable particularity the respects in which such Escalation Statement is claimed to be incorrect.

3.07 If Tenant shall timely dispute the Escalation Statement as aforesaid, then during a period of one hundred-eighty (180) days immediately succeeding the date of Tenant’s Dispute Notice as provided in Section 3.06 above (the “Inspection Period”) and upon reasonable prior notice from Tenant to Landlord, Tenant together with its representative shall have the right, at Tenant’s sole cost and expense, to reasonably inspect Landlord’s books and records with respect to the operation of the land and building solely to the extent necessary to verify the correctness of the Escalation Statement at issue, provided that such representative shall be a reputable, independent, experienced firm having at least ten (10) years experience in the auditing of Expenses in first class office buildings in the Borough of Manhattan, City of New York. Landlord shall make such books and records available to Tenant for such inspection solely during the Inspection Period, during Landlord’s regular business hours at a location in the Borough of Manhattan designated by Landlord. Tenant acknowledges and agrees that any books or records reviewed pursuant to this Section 3.07 constitute confidential information of Landlord and shall not be disclosed to any other party (except to Tenant’s representatives, agents or employees directly involved in the audit and inspection and except to the extent Tenant is required to introduce such information in evidentiary hearings), and Tenant, its representatives, agents and employees shall, as a condition to such inspection, execute a confidentiality statement in the form reasonably required by Landlord. Notwithstanding the giving of such notice by Tenant and pending resolution of any such over payment or under payment, Tenant shall pay to Landlord when due without prejudice or waiver of any rights or remedies the amount shown on Escalation Statement as provided above together with all other amounts due under this lease. If it is ultimately determined that Landlord has overstated Expenses by more than five (5%) percent, Landlord agrees to reimburse Tenant for the reasonable out of pocket costs incurred by Tenant for such inspection during the Inspection Period; provided, however, if such inspection shall have been performed by Tenant on a contingency fee basis, there shall be no such reimbursement.

ARTICLE 4

ELECTRICITY

4.01 Landlord agrees that prior to the Commencement Date risers, feeders and wiring will be installed in the Building by Landlord to furnish electrical service to the demised premises. After the Commencement Date any additional risers, feeders or other equipment or service proper or necessary to supply Tenant’s electrical requirements, upon written request of Tenant, will be installed by Landlord at the sole cost and expense of Tenant, if in Landlord’s sole judgment the same are necessary and will not cause permanent damage or injury to the Building or the demised premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repairs or expense or interfere with or disturb other tenants or occupants.

4.02 For the period commencing on the Commencement Date, Tenant covenants and agrees to contract directly with and to pay directly to the utility company supplying electric current for the demised premises the amounts due for such electric current consumed as indicated by meters measuring Tenant’s consumption thereof. At all times during the Term the demised premises shall be separately metered. Landlord agrees that if the demised premises are not currently separately metered, Landlord shall cause the demised premises to be so separately metered prior to the date of Tenant’s first occupancy of the demised premises, at Landlord’s sole cost and expense.

4.03 (a) For the period commencing on the Commencement Date, if one meter measures the consumption of electric current by Tenant and another lessee of space in the Building (i.e., more than two tenants on a floor), or if there is no meter measuring Tenant’s consumption of electric current for any purpose, including without limitation, air conditioning, ventilating and heating (e.g., more than one tenant on a floor with respect to air conditioning and ventilating), Tenant agrees to pay to Landlord or Landlord’s designated agent charges for electric current consumed by Tenant as determined by Landlord’s electric consultant in accordance with this Section 4.03 hereof. Bills therefor, at the rate charged to Landlord for such electric current, plus the amount of sales tax imposed thereon by any Governmental Authority, plus 4% of the total amount thereof for administration and processing, shall be rendered at such times as Landlord may elect based upon estimates of Landlord’s electric consultant which may be made from time to time as Landlord deems necessary. Until such time as Landlord’s electrical consultant first makes its estimate as aforesaid, Tenant shall pay as its electricity charge hereunder (exclusive of HVAC Electricity (as hereinafter defined) the sum of $3.00 per square foot multiplied by the rentable square footage of the demised premises (the “Base Charge”) which shall be payable in equal monthly installments together with the Tenant’s payments of fixed annual rent hereunder on the first day of each calendar month. In the event Landlord’s consultant shall determine that Tenant’s electricity charge should exceed the Base Charge, Tenant’s Base Charge shall be adjusted retroactively at such time as Landlord’s electrical consultant’s determination is made. Any deficiency for such prior period shall be payable upon demand. In no event shall the Base Charge be reduced pursuant to the terms hereof. Tenant shall permit Landlord’s electrical consultant to make surveys in the demised premises from time to time during normal business hours regarding the electrical equipment and fixtures and the use of electric current therein, upon reasonable prior notice and subject to Tenant’s right to require that a representative of Tenant accompany any such consultant. In the event the Tenant occupies a portion of a floor, with respect to the electric current used (i) to run the air conditioning system on Tenant’s floor, including without limitation, for purposes of “early morning warm-up” and (ii) for the lighting of the common areas on Tenant’s floor, Landlord shall charge Tenant its proportionate share of such charge plus sales tax and the administrative fees referred to above based upon the proportion which the rentable area of the demised premises bears to the rentable area of that portion of the floor on which the demised premises is located.

(b) If Tenant pays for electric current consumed pursuant to subsection (a) above, then provided that Landlord shall take identical steps with respect to all of the similarly-situated tenants of the Building, Landlord reserves the right to discontinue furnishing electric energy to Tenant at any time that electric service may be obtained by Tenant directly from the public utility company servicing the Building upon thirty (30) days’ prior written notice to Tenant, and from and after the effective date of such termination, Landlord shall no longer be obligated to furnish Tenant with electric energy, provided, however that such termination date shall be extended for such time as is reasonably necessary for Tenant to make arrangements to obtain electric service directly from the public utility company servicing the Building. If Landlord exercises such right of termination, this Lease shall remain unaffected thereby and shall continue in full force and effect; and thereafter Tenant shall diligently arrange to obtain electric service directly from the public utility company servicing the Building.

4.04 Tenant’s use of electric current in the demised premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the demised premises. Notwithstanding anything to the contrary contained in Section 6.05 below, Landlord agrees that the capacity of the electrical conductors and equipment in or otherwise serving the demised premises shall be sufficient to furnish twelve (12) watts per rentable square foot connected load. If Tenant shall desire additional electric current, Tenant shall pay to Landlord, as additional rent, within thirty (30) days following demand, Landlord’s building standard charge therefore (currently $1,000 per amp single phase). If Tenant redistributes electric power among the seventh (7th), eighth (8th) and ninth (9th) floors, then upon the expiration or sooner termination of the Term, Tenant will restore electric power to the amounts for each floor as are necessary for normal office use as set forth in Section 6.05 of this Lease.

4.05 To the extent permitted by applicable law, Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electric energy furnished to the demised premises by reason of any requirement, act or omission of the public utility providing the Building with electricity or for any other reason whatsoever.

4.06 At Landlord’s option, Tenant shall purchase from Landlord or Landlord’s agent all lighting tubes, lamps, bulbs and ballasts used in the demised premises and Tenant shall pay Landlord’s reasonable charges for providing and installing same on demand as additional rent.

4.07 Any determinations with respect to charges for electricity on floors occupied by more than one tenant or otherwise which must be made pursuant to the terms of this Lease shall be made by a reputable, independent electrical consultant selected by Landlord (“Landlord’s electrical consultant”). Any determination made by Landlord’s electrical consultant pursuant to or in connection with this Lease shall be binding and conclusive on Landlord and on Tenant unless Tenant disputes such determination as hereinafter provided. Tenant shall have the right to give a notice (the “Dispute Notice”) to Landlord within one hundred-eighty (180) days after the date it is notified of any determination by Landlord’s electrical consultant that Tenant has engaged its own electrical consultant (“Tenant’s electrical consultant”) to verify the determination of Landlord’s electrical consultant. If Tenant’s electrical consultant and Landlord’s electrical consultant cannot agree within thirty (30) days after the Dispute Notice, if any, is given on what an appropriate resolution of their dispute should be, then either party, upon notice to the other, may submit the issue to arbitration in accordance with the provisions of Article 37 of this Lease, the reasonable cost of any such arbitration (but not the fees and expenses of either party’s attorneys) to be borne by the non-prevailing party. While such dispute is being resolved, Tenant shall pay such charges and payments as would be due hereunder if Landlord’s electrical consultant’s determination were correct without prejudice to Tenant’s position or waiver of any rights of Tenant. In the event it is finally determined that there has been an overpayment by Tenant, such overpayment shall be immediately credited against future rent payments due from Tenant under the Lease and in the event of an underpayment, the amount of such underpayment by Tenant shall be paid by Tenant to Landlord within thirty (30) days after such determination is made.

ARTICLE 5

USE

5.01 The demised premises shall be used solely as and for executive and general offices, and for no other purpose.

5.02 Tenant shall not use or permit the use of the demised premises or any part thereof in any way which would violate any of the terms and conditions of this Lease or for any unlawful purposes or in any unlawful manner or in violation of the Certificate of Occupancy for the demised premises or the Building, and Tenant shall not permit the demised premises or any part thereof to be used in any manner or anything to be done, brought into or kept therein which, in Landlord’s judgment shall impair or interfere with (i) the character, reputation or appearance of the Building as a high quality office building, (ii) any of the Building services or the proper and economic heating, cleaning, air conditioning or other servicing of the Building or the demised premises, or (iii) the use of any of the other areas of the Building by, or occasion discomfort, inconvenience or annoyance to, any of the other tenants or occupants of the Building.

5.03 If any governmental license or permit (other than a Certificate of Occupancy for the entire Building) shall be required for the proper and lawful conduct of Tenant’s business in the demised premises or any part thereof, Tenant, at its sole expense, shall duly procure and thereafter maintain such license or permit and submit the same to Landlord for inspection. Tenant shall at all times comply with the terms and conditions of each such license or permit. Additionally, should alterations or Tenant’s use of the demised premises require any modification or amendment of any Certificate of Occupancy for the Building, Tenant shall, at its sole expense, take all actions requested by Landlord or required by Legal Requirements (as defined in Article 22 hereof), including the performance of any necessary alterations within the demised premises or elsewhere within the Building, in order to procure any such modification or amendment and shall reimburse Landlord, as additional rent hereunder, for all costs and expenses Landlord incurs in effecting said modifications or amendments. The foregoing provisions are not intended to be deemed Landlord’s consent to any alterations or to a use of the demised premises not otherwise permitted hereunder nor to require Landlord to effect such modifications or amendments of any Certificate of Occupancy.

5.04 A photocopy of the Certificate of Occupancy in effect as of the date hereof is annexed hereto as Schedule G and made a part hereof.

ARTICLE 6

ALTERATIONS AND INSTALLATIONS

6.01 Subject to the terms hereof, Tenant shall make no alterations, installations, additions or improvements in or to he demised premises without Landlord’s prior written consent, and then only by contractors or mechanics first recommended and approved by Landlord. Tenant’s Work and all work in the demised premises shall be done solely in accordance with plans and specifications first approved in writing by Landlord. Tenant shall reimburse Landlord promptly upon demand for any invoiced costs and expenses actually incurred by Landlord in connection with Landlord’s review of such Tenant’s plans and specifications. Landlord will not unreasonably withhold or delay its consent to requests for alterations, additions and improvements including, without limitation, internal staircases and bathrooms (provided they will not interfere with the operation of the Building, nor affect the outside of the Building nor adversely affect its structure, or its electrical, HVAC, plumbing or mechanical systems).

Any such approved alterations and improvements shall be performed in accordance with the foregoing and the following provisions of this Article 6:

1. All work shall be done in a good and workmanlike manner.

2. (a) Any contractor employed by Tenant to perform any work permitted by this Lease, and all of its subcontractors, shall agree to employ only such labor as will not result in jurisdictional disputes or strikes or cause disharmony with other workers employed at the Building. Tenant will inform Landlord in writing of the names of any contractor or subcontractors Tenant proposes to use in the demised premises at least ten (10) days prior to the beginning of work by such contractor or subcontractors.

(b) Tenant covenants and agrees to pay to the contractor, as the work progresses, the entire cost of supplying the materials and performing the work shown on Tenant’s approved plans and specifications; subject only to customary retentions.

3. All such alterations shall be performed in compliance with all Legal Requirements (as defined in Article 22 hereof).

4. Tenant shall keep the Building and the demised premises free and clear of all liens for any work or material claimed to have been furnished to Tenant or to the demised premises on Tenant’s behalf, and all work to be performed by Tenant shall be done in a manner which will not unreasonably interfere with or disturb other tenants or occupants of the Building.

5. During the progress of the work to be done by Tenant, said work shall be subject to inspection by representatives of Landlord who shall be permitted access and the opportunity to inspect, at all reasonable times, but this provision shall not in any way whatsoever create any obligation on Landlord to conduct such an inspection or constitute approval by Landlord of such work or subject Landlord to liability for the manner of performance.

6. With respect to alteration or improvement work, Tenant agrees to pay to Landlord’s managing agent, as additional rent, promptly upon being billed therefor, a sum equal to two (2%) percent of the cost of such work or alteration, for Landlord’s indirect costs, field inspection and coordination in connection with such work. The provisions of this paragraph 6 shall not apply to the Tenant named herein or any of its Related Entities (as hereinafter defined).

7. Prior to commencement of any work, Tenant shall furnish to Landlord certificates evidencing the existence of:

(a) Worker’s compensation insurance covering all persons employed for such work with statutorily required limits; and

(b) Employer’s liability coverage including bodily injury caused by disease with limits of not less than $100,000 per employee;

(c) Comprehensive general liability insurance including but not limited to completed operations coverage, products liability coverage, contractual coverage, broad form property damage, independent contractor’s coverage and personal injury coverage naming (i) Landlord as well as such representatives and consultants of Landlord as Landlord shall reasonably specify (collectively “Landlord’s Consultants”), including, but not limited to, as of the date hereof, Kipp-Stawski Management Group, as well as Tenant, as additional insureds, with coverage of not less than $5,000,000 combined single limit coverage (or such higher limits as Landlord may from time to time impose in its reasonable judgment);

(d) Tenant shall require all contractors engaged or employed by the Tenant to indemnify and hold Tenant, Landlord, and Landlord’s Consultants, including but not limited to, as of the date hereof harmless in accordance with the following clauses (with such modifications therein as may be required from time to time by reason of a change in the parties constituting Landlord’s Consultants):

“The contractor hereby agrees to the fullest extent permitted by law to assume the entire responsibility and liability for and defense of and to pay and indemnify the Landlord, Tenant, and Landlord’s Consultants against any loss, cost, expense, liability or damage and will hold each of them harmless from and pay any loss, cost, expense, liability or damage (including, without limitation, judgments, attorney’s fees, court costs, and the cost of appellate proceedings), which the Landlord and/or Tenant and/or Landlord’s Consultants incurs because of injury to or death of any person or on account of damage to property, including loss of use thereof, or any other claim arising out of, in connection with, or as a consequence of the performance of the work by the contractor and/or any acts or omissions of the contractor or any of its officers, directors, employees, agents, sub-contractors or anyone directly or indirectly employed by the contractor or anyone for whose acts the contractor may be liable as it relates to the scope of this

Contract, whether such injuries to person or damage to property are due or claimed to be due to any negligence of the Landlord and/or Tenant and/or Landlord’s Consultants, its or their employees or agents or any other person.”

The contractor’s insurance shall specifically insure the foregoing hold harmless provision verbatim.

(e) Such insurance shall be placed with solvent and responsible companies reasonably satisfactory to the Landlord and licensed or authorized to do business in the State of New York, and the policies shall provide that they may not be cancelled without 30 days’ prior notice in writing to the Landlord.

8. No improvements shall be undertaken (i) except under the supervision of a licensed architect or licensed professional engineer reasonably satisfactory to Landlord, and (ii) except after at least thirty (30) days’ prior written notice to Landlord.

9. Tenant will promptly upon the completion of an alteration deliver to Landlord CAD files on diskette in AutoCAD.DWG format or compatible.DXF format with respect to any alterations Tenant has performed or caused to be performed in the demised premises.

6.02 Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the demised premises. Any mechanic’s lien, filed against the demised premises or the Building for work claimed to have been done for or materials claimed to have been furnished to Tenant shall be discharged by Tenant at its expense within thirty (30) days after such filing, by payment, filing of the bond required by law or otherwise. Failure to comply with the provisions of this Section 6.02 shall constitute a material default by Tenant under this Lease entitling Landlord to exercise any or all of the remedies provided in this Lease in the event of Tenant’s default.

6.03 All fixtures, equipment, improvements and appurtenances attached to or built into the demised premises, and any changes involving additions to the HVAC equipment and the Building security, life safety, plumbing, electrical and other systems, at the commencement of or during the Term, whether or not by or at the expense of Tenant, shall be and remain a part of the demised premises, shall be deemed the property of Landlord and shall not be removed by Tenant, except as expressly provided in this Article.

6.04 All movable partitions, custom-made cabinet work, other business and trade fixtures, communications equipment and office equipment, whether or not attached to or built into the demised premises, which are installed in the demised premises by or for the account of Tenant, at no cost or expense to Landlord, and which can be removed without structural damage to the Building, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the demised premises (all of which are sometimes referred to as “Tenant’s Property”), shall be and shall remain the property of Tenant and may be removed by it at any time during the Term; provided that if any of Tenant’s Property is removed, Tenant or any party or person entitled to remove same shall repair to Landlord’s satisfaction or pay the cost of repairing any damage to the demised premises or to the Building resulting from such removal.

6.05 At or before the Expiration Date or the date of any earlier termination of this Lease, or as promptly as practicable after such earlier termination date, Tenant at its expense, shall remove from the demised premises and/or the Building (a) all of Tenant’s Property (except such items thereof as Tenant shall have expressly agreed in writing with Landlord were to remain and to become the property of Landlord, and further except for those such items thereof as Landlord shall have agreed in writing do not need to be removed), and (b) interior staircases, raised or reinforced flooring, vaults and safes, and any redistribution of electric current among the floors of the demised premises (subject to the provisions of Section 4.04 above) (herein collectively called “Special Alterations”). Landlord shall, if requested to do so by Tenant at the time of the submission of its plans to Landlord for Landlord’s approval, designate any alterations which fall into the category of Special Alterations at the time of its approval thereof. Notwithstanding anything to the contrary contained herein, Landlord shall have the right, upon written notice to Tenant, to require that any Special Alterations not be removed by Tenant and that same remain in the Building at the end of the Term, and in the event of the giving of such notice by Landlord, such Special Alterations shall not be removed by Tenant but shall remain and be surrendered with the demised premises. Tenant’s obligation herein shall survive the termination of the Lease.

6.06 Except as otherwise provided herein, if any alterations, installations, additions, improvements or other property which Tenant shall have the right to remove or be requested by Landlord to remove as provided in Sections 6.04 and 6.05 hereof (herein in this Section 6.06 called the “property”) are not removed on or prior to the expiration of the Term, Landlord shall have the right to remove the property and to dispose of the same without accountability to Tenant and at the sole cost and expense of Tenant. In case of any damage to the demised premises or the Building resulting from the removal of the property Tenant shall repair such damage or, in default thereof, shall reimburse Landlord for Landlord’s cost in repairing such damage. This obligation shall survive any termination of this Lease.

6.07 Tenant shall keep records of Tenant’s alterations, installations, additions and improvements costing in excess of $25,000, and of the cost thereof. Tenant shall, within thirty (30) days after demand by Landlord, furnish to Landlord copies of such records if Landlord shall require same in connection with any proceeding to reduce the assessed valuation of the Building, or in connection with any proceeding instituted pursuant to Article 14 hereof.

6.08 Notwithstanding anything to the contrary contained herein, Tenant shall have the right to make minor decorative alterations to the demised premises such as painting and the installation of cabinets and shelves without Landlord’s consent, provided that (a) the aggregate cost of such alterations shall not exceed Fifty Thousand ($50,000.00) Dollars in any Operating Year, (b) said alteration shall not affect the structural integrity of the Building or adversely affect any of the Building systems, (c) Tenant shall comply with the provisions of clause (1) through (9), inclusive, of Section 6.01 above.

ARTICLE 7

REPAIRS

7.01 Tenant shall, at its sole cost and expense, make such repairs to the demised premises and the fixtures and appurtenances therein as are necessitated by the act, omission, occupancy or negligence of Tenant or by the use of the demised premises in a manner contrary to the purposes for which same are leased to Tenant, as and when needed to preserve them in good working order and condition. Except as otherwise provided in Section 9.05 hereof, all damage or injury to the demised premises and to its fixtures, appurtenances and equipment caused by Tenant moving property in or out of the Building or by installation or removal of furniture, fixtures or other property, shall be repaired, restored or replaced promptly by Tenant at its sole cost and expense, which repairs, restorations and replacements shall be in quality and class equal to the original work or installations. If Tenant fails to make such repairs, restoration or replacements, same may be made by Landlord at the expense of Tenant and such expense shall be collectible as additional rent and shall be paid by Tenant within 10 days after rendition of a bill therefor.

The exterior walls of the Building, the portions of any window sills outside the windows and the windows are not part of the premises demised by this Lease and Landlord reserves all rights to such parts of the Building.

7.02 Tenant shall not place a load upon any floor of the demised premises exceeding the floor load per square foot of area which such floor was designed to carry. Landlord agrees that the floors of the demised premises will carry a load which is not less than fifty pounds per useable square foot.

7.03 Business machines and mechanical equipment used by Tenant which cause vibration, noise, cold or heat that may be transmitted to the Building structure or to any leased space to such a degree as to be objectionable to Landlord or to any other tenant in the Building shall be placed and maintained by Tenant at its expense in settings of cork, rubber or spring type vibration eliminators sufficient to absorb and prevent such vibration or noise, or prevent transmission of such cold or heat. The parties hereto recognize that the operation of elevators, air conditioning and heating equipment will cause some vibration, noise, heat or cold which may be transmitted to other parts of the Building and demised premises. Landlord shall be under no obligation to endeavor to reduce such vibration, noise, heat or cold beyond what is customary in current good building practice for buildings of the same type as the Building.

7.04 Except as otherwise specifically provided in this Lease, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from the making of any repairs, alterations, additions or improvements in or to any portion of the Building or the demised premises or in or to fixtures, appurtenances or equipment thereof.

7.05 If at any time during the Term that Tenant is conducting its business in or from the demised premises Landlord performs alterations or improvements elsewhere in the Building, and if the performance of portions of such work are in such locations and of such a nature as would cause unreasonable disturbance to Tenant then such portions of the work shall be performed at times or otherwise in a manner calculated to minimize interference with and disturbance of Tenant including as required on an overtime or premium pay basis, and unless such work is being performed by or on behalf of Tenant, Landlord shall be responsible (subject to Article 3 hereof) for the incremental cost of performing the work in such a manner. If the alteration or improvement performed by Landlord is in the nature of an emergency repair or work relating to a base building system, Landlord may perform such work notwithstanding that it causes unreasonable disturbance to the Tenant; and Landlord shall not be required to perform such work exclusively on an overtime or premium-pay basis but will utilize overtime or premium pay to the extent required to conform to good construction procedures.

ARTICLE 8

REQUIREMENTS OF LAW

8.01 Tenant shall comply with all Legal Requirements which shall impose any violation, order or duty upon Landlord or Tenant with respect to the demised premises, or the use or occupation thereof.

8.02 Notwithstanding the provisions of Section 8.01 hereof, Tenant, at its own cost and expense, in its name and/or (whenever necessary) Landlord’s name, may contest, in any manner permitted by law (including appeals to a court, or governmental department or authority having jurisdiction in the matter), the validity or the enforcement of any Legal Requirements with which Tenant is required to comply pursuant to this Lease, and may defer compliance therewith provided that:

(a) such non-compliance shall not subject Landlord to criminal prosecution or subject the Property to lien or sale (without limiting the application of the above, Landlord shall be deemed subject to prosecution for a crime if Landlord, or its managing agent, or any officer, director, partner, shareholder or employee of Landlord or its managing agent as an individual, is charged with a crime of any kind or degree whatever, whether by summons or otherwise);

(b) such non-compliance shall not be in violation of any mortgage, or of any ground or underlying lease or any mortgage thereon;

(c) Tenant shall first deliver to Landlord a surety bond issued by a surety company of recognized responsibility, or other security satisfactory to Landlord, indemnifying and protecting Landlord against any loss or injury by reason of such non-compliance, in the event that the amount at issue is greater than Twenty Five Thousand ($25,000.00) Dollars; and

(d) Tenant shall promptly, diligently and continuously prosecute such contest.

Without limiting the applications of the above, Landlord shall be deemed subject to prosecution for a crime, if Landlord, or its managing agent, or any officer, director, partner, shareholder or employee of Landlord or its managing agent, as an individual, is charged with a crime of any kind or degree whatever, whether, whether by summons or otherwise.

Landlord, without expense or liability to it, shall cooperate with Tenant and execute any documents or pleadings required for such purpose, provided that Landlord shall reasonably be satisfied that the facts set forth in any such documents or pleadings are accurate.

8.03 Landlord, at its expense, shall comply with all other such laws and requirements of public authorities as shall affect the demised premises, but may, at its expense (and if necessary, in the name of but without expense to Tenant) contest the same.

ARTICLE 9

INSURANCE, LOSS, REIMBURSEMENT, LIABILITY

9.01 Tenant shall not do or permit to be done any act or thing upon or about the demised premises, which will (i) result in the assertion of any defense by the insurer to any claim under, (ii) invalidate or (iii) be in conflict with the policies covering the Building, and fixtures and property therein, or which would increase the rate of fire insurance applicable to the Building to an amount higher than it otherwise would be; and Tenant shall neither do nor permit to be done any act or thing upon or about the demised premises or the Building which shall or might subject Landlord to any liability or responsibility for injury to any person or persons or to property; but nothing in this Section 9.01 shall prevent Tenant’s use of the demised premises for the purposes stated in Article 5 hereof.

9.02 If, as a result of any act or omission by or on the part of Tenant or violation of this Lease, whether or not Landlord has consented to the same, the rate of “all risk” or other type of insurance maintained by Landlord on the Building and fixtures and property therein, shall be increased to an amount higher than it otherwise would be, Tenant shall reimburse Landlord for all increases of such insurance premiums so caused; such reimbursement to be additional rent payable within 5 days after demand therefor by Landlord. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or “make-up” of rates for the Building or demised premises issued by the body making fire insurance rates or established by insurance carrier providing coverage for the Building or demised premises, shall be conclusive evidence of the facts stated therein including the items and charges taken into consideration in fixing the “all risk” insurance rate then applicable to the Building or demised premises.

9.03 Landlord, Landlord’s Consultants, or their agents, servants or employees shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Building, or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or resulting from dampness or resulting from any other cause of whatsoever nature, unless (but only to the extent) any of the foregoing shall be caused by or due to the negligence of Landlord, its agents, servants or employees. Notwithstanding the preceding provisions of this Section 9.03, Tenant covenants and agrees that (i) any rights of Tenant to make a claim against Landlord, Landlord’s Consultants, or their agents, servants or employees as contemplated herein shall be subject to the waiver of subrogation provisions set forth in Article 9.08 of this Lease, and (ii) in no event shall Tenant be entitled to make a claim for consequential, indirect or special damages pursuant to this Section 9.03.

9.04 Landlord, Landlord’s Consultants, or their agents shall not be liable for any damage which Tenant may sustain, if at any time any window of the demised premises is broken, or temporarily or permanently closed, darkened or bricked upon for any reason whatsoever, except only Landlord’s arbitrary acts if the result is permanent, and Tenant shall not be entitled to any compensation therefor or abatement of rent or to any release from any of Tenant’s obligations under this Lease, nor shall the same constitute an eviction or constructive eviction.

9.05 Tenant shall reimburse Landlord and Landlord’s Consultants, for all expenses, damages or fines incurred or suffered by Landlord or Landlord’s Consultants, by reason of any breach, violation or non-performance by Tenant, or its agents, servants or employees, of any covenant or provision of this Lease, or by reason of damage to persons or property caused by moving property of or for Tenant in or out of the Building, or by the installation or removal of furniture or other property of or for Tenant, or by reason of or arising out of the carelessness, negligence or improper conduct of Tenant, or its agents, servants or employees, in the use or occupancy of the demised premises. Tenant shall have the right, at Tenant’s own cost and expense, to participate in the defense of any action or proceeding brought against Landlord or Landlord’s Consultants and in negotiations for settlement thereof if, pursuant to this Section 9.05, Tenant would be obligated to reimburse Landlord or Landlord’s Consultants for expenses, damages or fines incurred or suffered by Landlord or Landlord’s Consultants.

9.06 Tenant shall give Landlord notice in case of fire or accidents in the demised premises promptly after Tenant is aware of such event.

9.07 No recourse shall be had on any of Landlord’s obligations hereunder or for any claim based thereon or otherwise in respect thereof against any incorporator, subscriber to the capital stock, shareholder, officer or director, past, present or future, of any corporation or any partner or joint venturer which shall be Landlord hereunder or included in the term “Landlord” or of any successor of any such corporation, or against any principal, disclosed or undisclosed, or any affiliate of any party which shall be Landlord or included in the term “Landlord,” whether directly or through Landlord or through any receiver, assignee, trustee in bankruptcy or through any other person, firm or corporation, whether by virtue of any constitution, statute or rule of law or by enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by Tenant.

9.08 Tenant shall look solely to Landlord’s estate and interest in the Building for the satisfaction of any right of Tenant for the collection of a judgment or other judicial process or arbitration award requiring the payment of money by Landlord, and no other property or assets of Landlord, Landlord’s agents, incorporators, shareholders, officers, directors, partners, principals (disclosed or undisclosed) or affiliates shall be subject to levy, lien, execution, attachment, or other enforcement procedure for the satisfaction of Tenant’s rights and remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder, or under law, or Tenant’s use and occupancy of the demised premises, or any other liability of Landlord to Tenant.

9.09 (a) Notwithstanding anything to the contrary contained in this Lease, Tenant agrees that it will, at its sole cost and expense, include in its property insurance policies appropriate clauses pursuant to which the insurance companies (i) waive all right of subrogation against Landlord, Landlord’s Consultants, and any tenant of space in the Building with respect to losses payable under such policies and (ii) agree that such policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policies. Tenant shall furnish Landlord upon demand evidence satisfactory to Landlord evidencing the inclusion of said clauses in Tenant’s property insurance policies.

(b) Provided that Landlord’s right of full recovery under its property insurance policies is not adversely affected or prejudiced thereby, and so long as the waivers provided for in Section 9.09 (a) remain in full force and effect, Landlord hereby waives any and all right of recovery which it might otherwise have against Tenant, its servants, agents and employees, for loss or damage occurring to the Building and the fixtures, appurtenances and equipment therein, to the extent the same is covered by Landlord’s insurance, notwithstanding that such loss or damage may result from the negligence or fault of Tenant, its servants, agents or employees. Tenant hereby waives any and all right of recovery which it might otherwise have against Landlord, its servants, and employees, and against every other tenant in the Building who shall have executed a similar waiver as set forth in this Section 9.09(b) for loss or damage to, Tenant’s furniture, furnishings, fixtures and other property removable by Tenant under the provisions hereof to the extent that same would be covered by Tenant’s insurance as required under this Lease whether or not such insurance is maintained, notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its servants, agents or employees, or such other tenant or the servants, agents or employees thereof.

9.10 Tenant covenants and agrees to provide at its expense on or before the Commencement Date and to keep in force during the Term naming Landlord, its Agent, Landlord’s Consultants and Tenant as insured parties (x) a comprehensive general liability insurance policy or such successor comparable form of coverage in the broadest form then available (hereinafter referred to as a “Liability Policy”) written on “an occurrence basis”, including, without limitation, contractual liability coverage and personal injury coverage protecting Landlord, Landlord’s Consultants and Tenant against any liability occasioned by any occurrence on or about the demised premises or any appurtenances thereto and (y) a fire and other casualty policy (a “Fire Policy”) insuring the full replacement value of Landlord’s Work and all Tenant’s improvements and betterments installed by or on behalf of Tenant and all of the furniture, trade fixtures and other personal property of Tenant located in the demised premises against loss or damage by fire, theft and such other risks or hazards as are insurable under present and future forms of “All Risk” insurance policies, and (z) policy of insurance against loss or damage to the major components of the air conditioning and/or heating system, flywheels, steam pipes, steam turbines, steam engines, steam boilers, other pressure vessels, high pressure piping and machinery, if any, such as are installed by or on behalf of Tenant in the demised premises. Such policies are to be written by good and solvent insurance companies licensed to do business in the State of New York satisfactory to Landlord, and shall be in such limits and with such maximum deductibles as Landlord may reasonably require. As of the date of this Lease, Landlord reasonably requires limits of liability under (x) the Liability Policy of not less than $5,000,000 combined single limit per occurrence for bodily or personal injury (including death) and property damage combined which policy may be covered by Tenant’s blanket insurance policy as provided below; (y) under the Fire Policy equal to the value of Landlord’s Work, all Tenant’s improvements and betterments and furniture, trade fixtures and other personal property with a deductible of no more than $10,000.00; and (z) under machinery insurance for full replacement cost of equipment with a deductible of no more than $10,000.00. Tenant will furnish Landlord with such information as Landlord may reasonably request from time to time as to the value of the items specified in clause (y) above within ten (10) days after request therefor. Such insurance may be carried under a blanket policy covering the demised premises and other locations of Tenant, if any, provided that each such policy shall in all respects comply with this Article and shall specify (i) that the portion of the total coverage of such policy that is allocated to the demised premises is in the amounts required pursuant to this Section 9.10 and (ii) any sublimits in such blanket policy and such policy shall specify, or Tenant shall furnish Landlord a written statement from the insurer under such policy that the protection afforded Tenant under any such blanket policy shall be no less than that which would have been afforded under a separate policy relating only to the demised premises. Prior to the time such insurance is first required to be carried by Tenant and thereafter, at least 15 days prior to the expiration date of any such policy, Tenant agrees to deliver to Landlord a certificate evidencing such insurance. Said certificate shall contain an endorsement that such insurance may not be cancelled except upon thirty (30) days’ prior written notice to Landlord. If, due to abandonment of, or failure to occupy the demised premises by Tenant, any such insurance required to be carried by Tenant shall be cancelled by the insurance carrier, then Tenant hereby indemnifies Landlord against liability which would have been covered by such insurance. Tenant’s failure to provide and keep in force the aforementioned insurance shall be regarded as a material default hereunder entitling Landlord to exercise any or all of the remedies provided in this Lease in the event of Tenant’s default. Notwithstanding anything to the contrary contained in this Lease, the carrying of insurance by Tenant in compliance with this Section shall not modify, reduce, limit or impair Tenant’s obligations and liability under Article 38 hereof.

ARTICLE 10

DAMAGE BY FIRE OR OTHER CAUSE

10.01 If the Building or the demised premises shall be partially or totally damaged or destroyed by fire or other cause (and if this Lease shall not have been terminated as in this Article 10 hereinafter provided), (a) Landlord shall, with reasonable dispatch after notice to it of the damage or destruction and the collection of the insurance proceeds attributable to such damage, repair the damage and restore and rebuild the Building and/or the demised premises, such restoration of the demised premises to be, at Landlord’s election, restoration either (A) to a then-current Building-standard installation or (B) to include Landlord’s Work and Tenant’s improvements and betterments (but excluding Tenant’s personal property) and (b) Tenant shall repair the damage to and restore and repair Tenant’s furniture, fixtures and other personal property as set forth in clause (y) of Section 9.10 hereof (and, at Landlord’s election, Tenant’s improvements and betterments which are above a then-current Building-standard installation) with reasonable dispatch after such damage or destruction. Such work by Tenant shall be subject to all the provisions of this lease. If Landlord shall elect restoration of the demised premises pursuant to clause (B) of this Section 10.01, then the proceeds of policies providing coverage for Landlord’s Work and Tenant’s improvements and betterments shall be paid to Landlord, and concurrently with the collection of any insurance proceeds attributable to the damage of Landlord’s Work and Tenant’s improvements and betterments, Tenant shall pay to Landlord (i) the amount of any deductible under the policy insuring Landlord’s Work and Tenant’s improvements and betterments and (ii) the amount, if any, by which the cost of repairing and restoring Landlord’s Work and Tenant’s improvements and betterments as estimated by a reputable contractor designated by Landlord exceeds the available insurance proceeds therefor. The amounts due in accordance with clauses (i) and (ii) of the preceding sentence shall be additional rent under this lease and payable by Tenant to Landlord upon demand.

10.02 If the Building or the demised premises shall be damaged or destroyed by fire or other cause, then the rents payable hereunder shall be abated to the extent that the demised premises shall have been rendered untenantable for the period from the date of such damage or destruction to the date the damage shall be substantially repaired or restored; provided, however, that should Tenant reoccupy a portion of the demised premises during the period the restoration work is taking place and prior to the date that the whole of said demised premises are made tenantable, fixed annual rent and additional rents allocable to such portion shall be payable by Tenant from the date of such occupancy.

10.03 If the Building shall be so damaged or destroyed by fire or other cause (whether or not the demised premises are damaged or destroyed) as to require a reasonably estimated expenditure made by Landlord or a reputable contractor designated by Landlord of more than 30% of the full insurable value of the Building immediately prior to the casualty, then Landlord may terminate this Lease by giving Tenant notice to such effect within 90 days after the date of the casualty. In case of any damage or destruction to the demised premises mentioned in this Article 10 which Landlord is required to repair and restore, Tenant may terminate this Lease by notice to Landlord if Landlord has not substantially completed the making of such required repairs and restorations within 18 months after the date of such damage or destruction, or within such period after such date (not exceeding 6 months) as shall equal the aggregate period Landlord may have been delayed in doing so by Force Majeure Causes (as defined in Article 34 hereof).

10.04 No damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the demised premises or of the Building pursuant to this Article 10.

10.05 Landlord will not carry separate insurance of any kind on Tenant’s property (including, without limitation, any property of the Tenant which shall become the property of Landlord as provided in Article 6 hereof), and, except as provided by law, Landlord shall not be obligated to repair any damage thereto or replace or clean the same, or any other decorations, installations, equipment or fixtures installed by or for Tenant at Tenant’s expense. Tenant shall maintain such fire and casualty insurance as it deems advisable, but not less than the limits provided in clause (y) of Section 10 hereof. If Tenant shall fail to maintain such insurance, Landlord shall have the right (but in no way shall Landlord be obligated or in any way be adversely affected if Landlord fails or elects not to do so) to obtain insurance on Tenant’s property and the cost thereof shall be additional rent under this Lease and payable by Tenant to Landlord on demand.

10.06 The provisions of this Article 10 shall be considered an express agreement governing any case of damage or destruction of the demised premises by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, providing for such a contingency in the absence of an express agreement, and any other law of like import, now or hereafter in force, shall have no application in such case.

ARTICLE 11

ASSIGNMENT, MORTGAGING, SUBLETTING, ETC.

11.01 Except as otherwise expressly provided in this Article 11, Tenant shall not without, in each instance, obtaining the prior consent of Landlord, (a) assign or otherwise transfer this Lease or the term and estate hereby granted, (b) sublet all or part of the demised premises or allow the same to be used or occupied by others or in violation of Article 5, (c) mortgage, pledge or encumber this Lease or all or part of the demised premises in any manner by reason of any act or omission on the part of Tenant, or (d) advertise, or authorize a broker to advertise, for a subtenant for all or part of the demised premises or for an assignee of this Lease. For purposes of this Article 11, (i) the transfer of a majority of the issued and outstanding capital stock of any corporate tenant or subtenant, or the transfer of a majority of the total interest in any other entity (partnership or otherwise) which is a tenant or subtenant, however accomplished, whether in a single transaction or in a series of related or unrelated transactions, shall be deemed an assignment of this Lease, or of such sublease, as the case may be, except that the transfer of stock of any corporate tenant shall not be deemed to include the sale of such stock by persons or parties through the “over-the-counter” market or through any recognized stock exchange other than those deemed “insiders” within the meaning of the Securities Exchange Act of 1934, as amended (a “Permitted Public Stock Transfer”), (ii) a takeover agreement shall be deemed a transfer of this Lease, (iii) any person or legal representative of Tenant, to whom Tenant’s interest under this Lease passes by operation of law, or otherwise, shall be bound by the provisions of this Article 11, and (iv) a modification, amendment or extension without Landlord’s prior written consent of a sublease previously consented to by Landlord shall be deemed a new sublease. Tenant agrees to furnish to Landlord upon demand at any time and from time to time such information and assurances as Landlord may reasonably request that neither Tenant, nor any subtenant, shall have violated the provisions of this Section 11.01. Tenant shall pay to Landlord on demand, as additional rent any costs incurred by Landlord to review a proposed assignment or subletting including attorneys fees incurred by Landlord and in addition shall pay to Landlord with each request for its consent, a processing fee of $1,000.

11.02 (a) The provisions of clauses (a) and (b) of Section 11.01 hereof shall not apply to transactions entered into by Tenant with a corporation or other entity into or with which Tenant is merged or consolidated or with an entity to which substantially all of Tenant’s assets are transferred provided (a) such merger, consolidation or transfer of assets is for a good business purpose and not principally for the purpose of transferring the leasehold estate created hereby, and (b) the assignee or successor entity has a net worth at least equal to or in excess of the net worth of Tenant either (i) immediately prior to such merger, consolidation or transfer or (ii) as of the date hereof, whichever is greater. The provisions of this Section 11.02 shall not apply to a Permitted Public Stock Transfer which is provided pursuant to Section 11.01 above.

(b) Notwithstanding anything to the contrary contained in Section 11.06, Landlord shall not have the rights described therein and Tenant shall not be required to obtain Landlord’s consent if Tenant desires to assign this Lease or sublease all or a portion of the demised premises to a Related Entity, provided the use of the demised premises shall not be affected thereby and in any event that the use of the demised premises shall be consistent with the operation of a first-class building and consistent with the level of occupancies contained therein. As used in this Lease, the term “Related Entity” shall mean an individual, partnership, corporation, unincorporated association or other entity controlling, controlled by or under common control with Tenant and for the purposes of the foregoing, “control” shall mean the ability to direct the management, affairs and operations thereof. Except as hereinafter provided in this Paragraph (b), any transfer or cessation of control over any Related Entity to which this Lease is assigned or to which space is sublet (including by means of a transaction contemplated by paragraph (a) hereof) shall constitute an assignment of this Lease to which all of the provisions of this Article 11 shall apply other than Tenant’s rights contained in this Section 11.02. In the event that Tenant assigns this Lease in accordance with this paragraph, the assignee of this Lease shall execute an agreement of the type required to be executed by an assignee pursuant to Section 11.03 hereof

11.03 Any assignment or transfer, whether made with Landlord’s consent as required by Section 11.01 or without Landlord’s consent pursuant to Section 11.02, shall not be effective unless and until (a) the assignee shall execute, acknowledge and deliver to Landlord a recordable agreement, in form and substance reasonably satisfactory to Landlord, whereby the assignee shall (i) assume the obligations and performance of this Lease and agree to be personally bound by all of the covenants, agreements, terms, provisions and conditions hereof on the part of Tenant to be performed or observed on and after the effective date of any such assignment and (ii) agree that the provisions of this Article 11 shall, notwithstanding such assignment or transfer, continue to be binding upon it in the future, and (b) in the case of an assignment or transfer pursuant to Section 11.02 (other than a Permitted Public Stock Transfer) Tenant or its successor shall have delivered to Landlord financial statements certified by a reputable firm of certified public accountants evidencing satisfaction of the net worth requirements referred to in Section 11.02. Tenant covenants that, notwithstanding any assignment or transfer, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of fixed annual rent by Landlord from an assignee or transferee or any other party, Tenant shall remain fully and primarily and jointly and severally liable for the payment of the fixed annual rent and all additional rent due and to become due under this Lease and for the performance and observance of all of the covenants, agreements, terms, provisions and conditions of this Lease on the part of Tenant to be performed or observed.

11.04 The liability of Tenant, and the due performance by Tenant of the obligations on its part to be performed under this Lease, shall not be discharged, released or impaired in any respect by an agreement or stipulation made by Landlord or any grantee or assignee of Landlord, by way of mortgage, or otherwise, extending the time of, or modifying any of the obligations contained in this Lease, or by any waiver or failure of Landlord to enforce any of the obligations on Tenant’s part to be performed under this Lease, and Tenant shall continue liable hereunder. If any such agreement or modification operates to increase the obligations of a tenant under this Lease, the liability under this Section 11.04 of the tenant named in the Lease or any of its successors in interest (unless such party shall have expressly consented in writing to such agreement or modification) shall continue to be no greater than if such agreement or modification had not been made.

11.05 Landlord shall not unreasonably withhold or delay its consent to an assignment of this Lease or a subletting of the whole or a part of the demised premises for substantially the remainder of the term of this Lease, provided:

(a) Tenant shall furnish Landlord with the name and business address of the proposed subtenant or assignee, information with respect to the nature and character of the proposed subtenant’s or assignee’s business, or activities, such references and current financial information with respect to net worth, credit and financial responsibility as are reasonably satisfactory to Landlord, and an executed counterpart of the sublease or assignment agreement;

(b) The proposed subtenant or assignee is a reputable party whose financial net worth, credit and financial responsibility is, considering the responsibilities involved, reasonably satisfactory to Landlord;

(c) The nature and character of the proposed subtenant or assignee, its business or activities and intended use of the demised premises are, in Landlord’s reasonable judgment, in keeping with the standards of the Building and the floor or floors on which the demised premises are located;

(d) All costs incurred with respect to providing reasonably appropriate means of ingress and egress from the sublet space or to separate the sublet space from the remainder of the demised premises shall, subject to the provisions of Article 6 with respect to alterations, installations, additions or improvements, be borne by Tenant;

(e) Each assignment or sublease shall specifically state that (i) it is subject to all of the terms, covenants, agreements, provisions, and conditions of this Lease, (ii) the subtenant or assignee, as the case may be, will not have the right to further assign or sublet all or part of the demised premises or to allow same to be used by others, without the consent of Landlord in each instance, (iii) a consent by Landlord thereto shall not be deemed or construed to modify, amend or affect the terms and provisions of this Lease, or Tenant’s obligations hereunder, which shall continue to apply to the premises involved, and the occupants thereof, as if the sublease or assignment had not been made, (iv) if Tenant defaults in the payment of any rent, Landlord is authorized to collect any rents due or accruing from any assignee, subtenant or other occupant of the demised premises and to apply the net amounts collected to the fixed annual rent and additional rent due hereunder, (v) the receipt by Landlord of any amounts from an assignee or subtenant, or other occupant of any part of the demised premises shall not be deemed or construed as releasing Tenant from Tenant’s obligations hereunder or the acceptance of that party as a direct tenant, and (vi) the subtenant shall be required to pay its proportionate share of Tenant’s Tax Payment and Tenant’s Expense Payment;

(f) Tenant shall together with requesting Landlord’s consent hereunder, have paid Landlord any costs incurred by Landlord to review the requested consent including any attorney’s fees incurred by Landlord, not to exceed Three Thousand ($3,000.00) Dollars;

(g) The proposed subtenant or assignee is not (i) a bank or trust company, safe deposit business, savings and loan association or loan company; (ii) employment or recruitment agency; (iii) school, college, university or educational institution whether or not for profit; or (iv) a government or any subdivision or agency thereof;

(h) In the case of a subletting of a portion of the demised premises, the portion so sublet shall be regular in shape and suitable for normal renting purposes;

(i) The proposed assignment or sublease shall provide that it is subject to the Landlord’s rights under Section 11.06 hereof. Tenant shall have complied with the provisions of said Section 11.06 and Landlord shall not have made any of the elections provided for therein.

11.06 A. Should Tenant agree to assign this Lease or to sublet all or any portion of the demised premises (other than by an assignment or sublease permitted by Section 11.02 hereof), Tenant shall, as soon as any such agreement is consummated but no later than 60 days prior to the effective date thereof (the “Effective Date”) deliver to Landlord executed counterparts of any such agreement and of all ancillary agreements with the proposed assignee or sublessee, as applicable, and Landlord shall then have the right to elect by notice to Tenant given within 30 days after such delivery (x) to consent or refuse to consent to such assignment or sublease in accordance with the terms of this Lease or (y) to elect to:

(a) With respect to a proposed assignment of this Lease or proposed subletting of the entire demised premises:

(i) terminate this Lease as of the Effective Date as if it were the Expiration Date set forth herein; provided, however, that with respect to such a proposed subletting, Landlord’s right to terminate shall be effective only if the proposed term of the subletting is for all or substantially all of the remainder of the then-current Term; or

(ii) accept an assignment of this Lease from Tenant in which event Tenant shall promptly execute and deliver to Landlord or Landlord’s designee an assignment of this Lease in form reasonably satisfactory to Landlord’s counsel which shall be effective as of the Effective Date;

(b) With respect to a proposed subletting of less than the entire demised premises, terminate this Lease as to the portion of the demised premises affected by such subletting as of the Effective Date in which case Tenant shall promptly execute and deliver to Landlord an appropriate modification of this Lease in form satisfactory to Landlord; provided, however, that with respect to such a proposed subletting, Landlord’s right to terminate shall be effective only if the proposed term of the subletting is for all or substantially all of the remainder of the then-current Term;

B. In the event that his Lease shall be assigned to Landlord or Landlord’s designee, the provisions of any such assignment and the obligations of Landlord and the rights of Tenant with respect thereto shall not be binding upon or otherwise affect the rights of any holder of a superior mortgage or of a superior lease unless such holder shall elect by written notice to Tenant to succeed to the position of Landlord or its designee, as the case may be, thereunder.

C. If pursuant to the exercise of any of Landlord’s options under this Section 11.06, this Lease is terminated as to only a portion of the demised premises, then the fixed annual rent payable hereunder and the additional rent payable pursuant to Article 3 hereof shall be adjusted in proportion to the portion of the demised premises affected by such termination and Landlord, at Tenant’s expense, may make such alterations as may be required or deemed necessary by Landlord to physically separate such portion from the balance of the demised premises and to comply with any Legal Requirements relating to such separation.

D. If the Landlord shall give its consent to any assignment of this Lease or to any sublease, Tenant shall in consideration therefor, pay to Landlord, as additional rent:

(i) in the case of an assignment, an amount equal to fifty (50%) percent of all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including, but not limited to, sums paid for the sale of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale of any of the foregoing other than leasehold improvements, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns) after deducting therefrom Tenant’s Costs (as hereinafter defined); and

(ii) in the case of a sublease, fifty (50%) percent of any rents, additional charges or other consideration payable under the sublease to Tenant by the subtenant which is in excess of the fixed annual rent and additional rent accruing during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof (including, but not limited to, sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or furnishings, other personal property, less, in the case of the sale of any of the foregoing other than leasehold improvements, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns) after deducting therefrom Tenant’s Costs (as hereinafter defined). The sums payable under this Section 11.06(D) shall be paid to Landlord as and when paid by the assignee or subtenant to Tenant.

As used in this Section 11.06(D), the term “Tenant’s Costs” shall mean reasonable expenses actually incurred by Tenant in connection with the applicable assignment or subletting for brokerage commissions, advertising expenses and attorney’s fees, together with the value of any free or abated rent and tenant improvements given by Tenant to any proposed assignee or sublessee.

E. If Landlord exercises any of its options under this Section 11.06, Landlord shall be free to, and shall have no liability to Tenant if Landlord shall, lease the demised premises or any portion thereof with respect to which one of such options exercised, to Tenant’s proposed assignee or subtenant, as the case may be.

ARTICLE 12

COMPLETION AND OCCUPANCY OF THE DEMISED PREMISES

12.01 Tenant has made a thorough inspection of the demised premises and is thoroughly familiar with the condition of every part thereof. Tenant acknowledges that neither Landlord nor any agent, representative or employee of Landlord has made any representations or warranties whatsoever with respect to the demised premises except for the work set forth in Schedule H herein. Tenant agrees to accept the demised premises “as is” in its condition on the Commencement Date. Landlord shall have no obligation to make any alterations, improvements or decorations to the demised premises in order to prepare the demised premises for Tenant’s occupancy. The taking of occupancy of the whole or any part of the demised premises by Tenant shall be conclusive evidence, as against Tenant, that Tenant accepts possession of same and the demised premises so occupied were in good and satisfactory condition at the time such occupancy was taken.

ARTICLE 13

EXCAVATION AND SHORING

13.01 If an excavation or other substructure work shall be made upon land adjacent to the demised premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the demised premises for the purpose of doing such work as shall be necessary to preserve the wall of or the Building of which the demised premises form a part from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of rent. Landlord shall endeavor to require that the person performing such work to perform the same in such a manner so as to minimize interference with the conduct of Tenant’s business.

ARTICLE 14

CONDEMNATION

14.01 In the event that the whole of the demised premises shall be lawfully condemned or taken in any manner for any public or quasi-public use, this Lease and the term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title. In the event that only a part of the demised premises shall be so condemned or taken, then, effective as of the date of vesting of title, the fixed annual rent under Article 1 hereof and additional rents under Article 3 hereof shall be reduced by the amounts allocable to the part of the demised premises so taken or condemned. In the event that only a part of the Building shall be so condemned or taken, then (a) Landlord (whether or not the demised premises be affected) may, at Landlord’s option, terminate this Lease and the term and estate hereby granted as of the date of such vesting of title by notifying Tenant in writing of such termination within 60 days following the date on which Landlord shall have received notice of vesting of title, or (b) if such condemnation or taking shall be of a substantial part of the demised premises (25% or more) or of a substantial part of the means of access thereto, Tenant may, at Tenant’s option, by delivery of notice in writing to Landlord within 30 days following the date on which Tenant shall have received notice of vesting of title, terminate this Lease and the term and estate hereby granted as of the date of vesting of title, or (c) if neither Landlord nor Tenant elects to terminate this Lease, as aforesaid, this Lease shall be and remain unaffected by such condemnation or taking, except that the fixed annual rent payable under Article 1 and additional rents payable under Article 3 shall be abated to the extent hereinbefore provided in this Article 14.

14.02 In the event of termination of this Lease in any of the cases hereinbefore provided, this Lease and the term and estate hereby granted shall expire as of the date of such termination with the same effect as if that were the Expiration Date, and the fixed annual rent and additional rents payable hereunder shall be apportioned as of such date.

14.03 In the event of any condemnation or taking of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding including any award made for the value of the estate vested by this Lease in Tenant. Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof and agrees that it shall not be entitled to receive any part of such award; provided, however, that Tenant shall be entitled to make a separate claim for Tenant’s trade fixtures and moving expenses, the unamortized portion of Tenant’s leasehold improvements (less Landlord’s Work Credit), and other recoverable costs provided that such claim does not reduce Landlord’s award.

14.04 In the event of any taking of less than the whole of the Building which does not result in a termination of this Lease, Landlord, at its expense, shall proceed with reasonable diligence to repair, alter and restore the remaining parts of the Building and the demised premises to substantially their former condition to the extent that the same may be feasible and so as to constitute a complete and tenantable Building and demised premises.

14.05 In the event any part of the demised premises be taken to effect compliance with any law or requirement of public authority other than in the manner hereinabove provided in this Article 14, then, (i) if such compliance is the obligation of Tenant under this Lease, Tenant shall not be entitled to any diminution or abatement of rent or other compensation from Landlord therefor, but (ii) if such compliance is the obligation of Landlord under this Lease, the fixed annual rent hereunder shall be reduced and additional rents under Article 3 shall be adjusted in the same manner as is provided in Section 14.01 according to the reduction in rentable area of the demised premises resulting from such taking.

14.06 If the whole or any part of the demised premises shall be taken in condemnation proceedings or by any right of eminent domain for temporary use or occupancy, the foregoing provisions of this Article shall not apply and Tenant shall continue to pay, in the manner and at the times herein specified, the full amounts of fixed annual rent and all additional rent and other charges payable by Tenant hereunder, and, except only to the extent that Tenant may be prevented from so doing pursuant to the terms of the order of the condemning authority, Tenant shall perform and observe all of the other terms, covenants, conditions and obligations hereof upon the part of Tenant to be performed and observed, as though such taking had not occurred. Tenant shall be entitled to receive the entire amount of the condemnation proceeds (after deducting Landlord’s reasonable costs and expenses, if any, in obtaining same) (the “net proceeds”) made for such temporary taking, whether paid by way of damages, rent or otherwise, unless such period of temporary use or occupancy shall extend beyond the termination of this Lease, in which case the net proceeds shall be apportioned between Landlord and Tenant upon receipt thereof as of the date of termination of this Lease. Tenant shall, upon expiration of any such period of temporary use or occupancy during the term of this Lease, restore the demised premises, as nearly as may be reasonably practicable, to the condition in which the same were immediately prior to such taking. Any portion of the net condemnation proceeds received by Tenant as compensation for the cost of restoration of the demised premises shall, if such period of temporary use or occupancy shall extend beyond the Term, be paid to Landlord on the date of termination of this Lease to the extent not theretofore disbursed by Tenant in connection with restoration of the demised premises.

ARTICLE 15

ACCESS TO DEMISED PREMISES; CHANGES

15.01 Tenant shall permit Landlord to erect, use and maintain pipes, ducts and conduits in and through the demised premises, provided the same are installed adjacent to or concealed behind walls and ceilings of the demised premises. Landlord shall to the extent practicable install such pipes, ducts and conduits by such methods and at such locations as will not materially interfere with or impair Tenant’s layout or use of the demised premises. Landlord or its agents or designees shall have the right, but only upon reasonable prior written notice to Tenant or any authorized employee of Tenant at the demised premises (except that in the event of an emergency threatening injury to life or property, Landlord shall only be obligated to give such notice as may be practicable under the circumstances), to enter the demised premises, during business hours, (a) for the making of such repairs or alterations as Landlord may deem necessary for the Building or which Landlord shall be required to or shall have the right to make by the provisions of this Lease or any other lease in the Building and (b) for the purpose of inspecting them or exhibiting them to existing or prospective purchasers, mortgagees or lessees of all or part of the Land, Building or Property or to prospective assignees, agents or designees of any such parties. Landlord shall be allowed to take all material into and upon the demised premises that may be required for the repairs or alterations above mentioned without the same constituting an actual or constructive eviction of Tenant in whole or in part, and the rent reserved hereunder shall not abate while said repairs or alterations are being made by reason of loss or interruption of the business of Tenant because of the prosecution of any such work. Tenant shall have the right to have a representative or employee present at all times during Landlord’s entry upon the demised premises. Notwithstanding the foregoing, any such work by or on behalf of Landlord shall be performed in accordance with Section 7.05 of this lease.

15.02 Landlord reserves the right, without the same constituting an actual or constructive eviction and without incurring liability to Tenant therefor, to change the arrangement and/or location of public entrances, passageways, doors, doorways, corridors, elevators, stairways, toilets and other public parts of the Building; provided, however, that access to or egress from the Building shall not be cut off and that there shall be no unreasonable obstruction of access to or egress from the demised premises or unreasonable interference with Tenant’s business operations at the demised premises.

15.03 Landlord may, during the nine (9) months prior to expiration of the Term exhibit the demised premises to prospective tenants, provided that such exhibition shall not unreasonably interfere with Tenant’s business operations (other than a deminimus extent).

15.04 If Tenant shall not be personally present to open and permit an entry into the demised premises at any time when for any reason an entry therein shall be urgently necessary by reason of fire or emergency, Landlord or Landlord’s agents may forcibly enter the same without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s property) and without in any manner affecting the obligations and covenants of this Lease. Landlord shall notify Tenant in writing of such entry as soon as practicable following said entry.

ARTICLE 16

CONDITIONS OF LIMITATION

16.01 This Lease and the term and estate hereby granted are subject to the limitation that whenever Tenant shall make an assignment of the property of Tenant for the benefit of creditors, or if a petition shall be filed by or against Tenant under any provisions of the United States Bankruptcy Act or under the provisions of any other bankruptcy or insolvency law or any law of like import, or whenever a permanent receiver of Tenant or of or for the property of Tenant shall be appointed, then, Landlord may, (a) at any time after receipt of notice of the occurrence of any such event, or (b) if such event occurs without the acquiescence of Tenant, at any time after the event continues for ninety (90) days, give Tenant a notice of intention to end the Term of this Lease at the expiration of ten (10) business days from the date of service of such notice of intention, and upon the expiration of said ten (10)-business day period this Lease and the Term and estate hereby granted, whether or not the Term shall theretofore have commenced, shall terminate with the same effect as if that day were the Expiration Date, but Tenant shall remain liable for damages as provided in Article 18.

16.02 This Lease and the term and estate hereby granted are subject to the limitation that:

(a) whenever Tenant shall fail to pay any installment of fixed annual rent or any additional rent or any other charge payable by Tenant to Landlord, on the day the same is due and payable pursuant to the terms hereof, and such default shall continue for five (5) business days after Landlord shall have given Tenant a notice specifying such default, or

(b) whenever Tenant shall do or permit anything to be done, whether by action or inaction, contrary to any of Tenant’s obligations hereunder, and if such situation shall continue and shall not be remedied by Tenant within thirty (30) days after Landlord shall have given to Tenant a notice specifying the same, or, in the case of a happening or default which cannot with due diligence be cured within a period of thirty (30) days and the continuation of the period required for cure will not subject Landlord to the risk of criminal liability (as more particularly described in Article 8 hereof) or termination of any superior lease or foreclosure of any superior mortgage, if Tenant shall not, (i) within said thirty (30) day period advise Landlord of Tenant’s intention to duly institute all steps necessary to remedy such situation, (ii) duly institute within said thirty (30) day period, and thereafter diligently and continuously prosecute to completion all steps necessary to remedy the same and (iii) complete such remedy within such time after the date of the giving of said notice of Landlord as shall reasonably be necessary, or

(c) whenever any event shall occur or any contingency shall arise whereby this Lease or the estate hereby granted or the unexpired balance of the Term hereof would, by operation of law or otherwise, devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted by Article 11, or

(d) whenever Tenant shall abandon the demised premises (unless as a result of a casualty and provided that a mere vacating of the demised premises by Tenant shall not be deemed to be abandonment),

(e) whenever in case any other lease held by Tenant from Landlord shall expire and terminate (whether or not the term thereof shall then have commenced) as a result of the default of Tenant thereunder, or

(f) whenever Tenant shall fail to do, observe or perform any act or thing to be done., observed or performed by Tenant and such situation shall continue and shall not be remedied by Tenant within thirty (30) days after Landlord shall have give to Tenant a notice specifying the same or, in the case of a happening or default which cannot with due diligence be cured within a period of thirty (30) days and the continuation of the period required for cure will not subject Landlord to the risk of criminal liability (as more particularly described in Article 8 hereof) or termination of any superior lease or foreclosure of any superior mortgage, if Tenant shall not, (i) within said thirty (30) day period advise Landlord of Tenant’s intention to duly institute all steps necessary to remedy such situation, and (ii) duly institute within thirty (30) day period, and thereafter diligently, continuously prosecute and completing all steps necessary to remedy the same, or

(g) whenever Tenant shall default in the due keeping, observing or performance of any covenant, agreement, provision or condition of Article 5 hereof on the part of Tenant to be kept, observed or performed and if such default shall continue and shall not be remedied by Tenant within two (2) business days after Landlord shall have given to Tenant a notice specifying the same, then in any of said cases set forth in the foregoing Subsections (a), (b), (c), (d), (e), (f) and (g) Landlord may give to Tenant a notice of intention to end the Term at the expiration of three (3) business days from the date of the service of such notice of intention, and upon the expiration of said three (3) business days this Lease and the Term and estate hereby granted, whether or not the Term shall theretofore have commenced, shall terminate with the same effect as if that day were the Expiration Date, but Tenant shall remain liable for damages as provided in Article 18.

ARTICLE 17

RE-ENTRY BY LANDLORD, INJUNCTION

17.01 If Tenant shall fail to pay any installment of fixed annual rent, or of any additional rent, or any other charge payable by Tenant to Landlord on the date the same is due and payable, and if such default shall continue for five (5) business days after Landlord shall have given to Tenant a notice specifying such default, or if this Lease shall terminate as in Article 16 provided, Landlord or Landlord’s agents and employees may immediately or at any time thereafter re-enter the demised premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, or by force or otherwise, without being liable to indictment, prosecution or damages therefrom. The word re-enter, as herein used, is not restricted to its technical legal meaning.

17.02 In the event of a breach or threatened breach by Tenant of any of its obligations under this Lease, Landlord shall also have the right of injunction. The special remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled at any time and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not provided for herein.

17.03 If this Lease shall terminate under the provisions of Article 16, or if Landlord shall re-enter the demised premises under the provisions of this Article 17, or in the event of the termination of this Lease, or of re-entry by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, then (a) Tenant shall thereupon pay to Landlord the fixed annual rent and additional rent payable by Tenant to Landlord up to the time of such termination of this Lease, or of such recovery of possession of the demised premises by Landlord, as the case may be, and shall also pay to Landlord damages as provided in Article 18, and (b) Landlord shall be entitled to retain all moneys, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such moneys shall be credited by Landlord against any fixed annual rent or additional rent due from Tenant at the time of such termination or re-entry or, at Landlord’s option against any damages payable by Tenant under Articles 16 and 18 or pursuant to law.

17.04 Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the demised premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease or otherwise.

ARTICLE 18

DAMAGES

18.01 If this Lease is terminated under the provisions of Article 16, or if Landlord shall re-enter the demised premises under the provisions of Article 17, or in the event of the termination of this Lease, or of re-entry by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall pay to Landlord as damages, at the election of Landlord, either

(a) a sum which at the time of such termination of this Lease or at the time of any such re-entry by Landlord, as the case may be, represents the then value of the excess, if any, of:

(1) the aggregate of the fixed annual rent and the additional rent payable hereunder which would have been payable by Tenant (conclusively presuming the additional rent to be the same as was payable for the year immediately preceding such termination except that additional rent on account of increases in Real Estate Taxes and Expenses shall be presumed to increase at the average of the rates of increase thereof previously experienced by Landlord during the period (not to exceed 3 years) prior to such termination) for the period commencing with such earlier termination of this Lease or the date of any such re-entry, as the case may be, and ending with the Expiration Date, had this Lease not so terminated or had Landlord not so re-entered the demised premises, over

(2) the aggregate rental value of the demised premises for the same period, or

(b) sums equal to the fixed annual rent and the additional rent payable hereunder which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so re-entered the demised premises, payable upon the due dates therefor specified herein following such termination or such re-entry and until the Expiration Date, provided, however, that if Landlord shall re-let the demised premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting, the expenses incurred or paid by Landlord in terminating this Lease or in re-entering the demised premises and in securing possession thereof, as well as the expenses of re-letting, including altering and preparing the demised premises for new tenants, brokers’ commissions, legal fees, and all other expenses properly chargeable against the demised premises and the rental thereof; it being understood that any such re-letting may be for a period shorter or longer than the remaining term of this Lease. In no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder for the period of such re-letting, or shall Tenant be entitled in any suit for the collection of damages pursuant to this subsection to a credit in respect of any net rents from a re-letting, except to the extent that such net rents are actually received by Landlord. If the demised premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot basis shall be made of the rent received from such re-letting and of the expenses of re-letting. If the demised premises or any part thereof be re-let by Landlord for the unexpired portion of the term of this Lease, or any part thereof, before presentation of proof of such damages to any court, commission or tribunal, the amount of rent payable pursuant to such re-letting shall, prima facie, be the fair and reasonable rental value for the demised premises, or part thereof, so re-let during the term of the re-letting.

18.02 Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been so terminated under the provisions of Article 16, or under any provision of law, or had Landlord not re-entered the demised premises. Nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain as liquidated damages by reason of the termination of this Lease or re-entry of the demised premises for the default of Tenant under this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved whether or not such amount be greater, equal to, or less than any of the sums referred to in Section 18.01.

ARTICLE 19

LANDLORD’S RIGHT TO PERFORM TENANT’S OBLIGATIONS

19.01 If Tenant shall default in the observance or performance of any term or covenant on Tenant’s part to be observed or performed under any of the terms or provisions of this Lease, (a) Landlord may remedy such default for the account of Tenant, immediately and without notice in case of emergency, or in any other case if Tenant shall fail to remedy such default with all reasonable dispatch after Landlord shall have notified Tenant in writing of such default and the applicable grace period for curing such default shall have expired; and (b) if Landlord makes any expenditures or incurs any obligations for the payment of money in connection with such default including, but not limited to, reasonable attorneys’ fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred, with interest at the Interest Rate, shall be deemed to be additional rent hereunder and shall be paid by Tenant to Landlord upon rendition of a bill to Tenant therefor. The provisions of this Article 19 shall survive the expiration or other termination of this Lease.

ARTICLE 20

QUIET ENJOYMENT

20.01 Landlord covenants and agrees that subject to the terms and provisions of this Lease, if, and so long as, Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part or on behalf of Tenant to be kept or performed, then Tenant may quietly enjoy the demised premises during the Term without hindrance by Landlord or any person claiming through or under Landlord subject however, to: (i) the obligations of this Lease, and (ii) the provisions of Article 25 hereof with respect to Superior Instruments which affect this Lease.

ARTICLE 21

SERVICES AND EQUIPMENT

21.01 So long as Tenant is not in default under any of the covenants of this Lease beyond the expiration of any applicable grace period, Landlord shall:

(a) Provide necessary elevator facilities on business days from 8:00 a.m. to 6:00 p.m. and shall have at least one elevator subject to call at all other times. At Landlord’s option, the elevators shall be operated by automatic control or by manual control, or by a combination of both of such methods. Landlord shall provide freight elevator service to the demised premises at no charge on a first-come first-served basis (i.e., no advance scheduling) during Business Hours of Business Days. Freight elevator service shall also be provided to the demised premises on a reserved basis at all other times, upon the payment of Landlord’s then established customary charges therefor which shall be additional rent hereunder. The use of all elevators shall be on a non-exclusive basis and shall be subject to the Rules and Regulations for the Building. Landlord agrees to endeavor to afford Tenant priority use of the freight elevator for its initial construction and move into the Demised Premises when practical. After-hour charges for use of the freight elevator shall not exceed the Building standard rate, which is currently $185.00 per hour (plus sales tax) with a four (4) hour minimum requirement inclusive of the operator charge.

(b) Maintain in good repair the air conditioning, heating and ventilating systems installed by Landlord as part of the base Building systems. The base Building air conditioning, heating and ventilation systems will function when seasonably required on business days from 8:00 a.m. to 6:00 p.m. Landlord has informed Tenant that the windows of the demised premises and the Building are sealed, and that the demised premises may become uninhabitable and the air therein may become unbreathable during the hours or days when Landlord is not required pursuant to this paragraph to furnish heat or ventilation or when Tenant does not operate the air-conditioning system. Any use or occupancy of the demised premises during such hours shall be at the sole risk, responsibility and hazard of Tenant, and Landlord shall have no responsibility or liability therefor. Such condition of the demised premises shall not constitute nor be deemed to be a breach or a violation of this Lease or of any provision thereof, nor shall it be deemed an actual or constructive eviction nor shall Tenant claim or be entitled to claim any abatement of rent nor make any claim for any damages or compensation by reason of such condition of the demised premises. Tenant shall cause and keep entirely unobstructed all the vents, intakes, outlets and grilles, at all times and shall comply with and observe all regulations and requirements prescribed by Landlord for the proper functioning of the heating, ventilating and air-conditioning systems. Nothing contained herein shall be deemed to require Landlord to furnish at Landlord’s expense such electric energy as is required to operate the air conditioning system serving the demised premises. Subject to the provisions of Article 4 hereof all such electric energy shall be furnished to Tenant at Tenant’s cost and expense. In the event that Tenant shall require heating, air conditioning or ventilation after hours, Tenant shall pay Landlord’s customary charges therefor as additional rent in accordance with the provisions of Section 3.06 hereof. All tenants requesting after hours heating shall give Landlord reasonable advance notice of such requirement.

(c) Provide the cleaning and janitorial services described on Schedule F annexed hereto on business days.

(d) Furnish water for lavatory and drinking and office cleaning purposes. If Tenant requires, uses or consumes water for any other purposes, Tenant agrees that Landlord may install a meter or meters or other means to measure Tenant’s water consumption, and Tenant further agrees to reimburse Landlord for the cost of the meter or meters and the installation thereof, and to pay for the maintenance of said meter equipment and/or to pay Landlord’s cost of other means of measuring such water consumption by Tenant. Tenant shall reimburse Landlord for the cost of all water consumed, as measured by said meter or meters or as otherwise measured, including sewer rents.

21.02 Landlord reserves the right without any liability whatsoever, or abatement of fixed annual rent, or additional rent, to stop the heating, air conditioning, elevator, plumbing, electric and other systems when necessary by reason of accident or emergency or for repairs, alterations, replacements or improvements, provided that except in case of emergency, Landlord will notify Tenant in advance, if possible, of any such stoppage and, if ascertainable, its estimated duration, and will proceed diligently with the work necessary to resume such service as promptly as possible and in a manner so as to minimize interference with the Tenant’s use and enjoyment of the demised premises, but Landlord shall not be obligated to employ overtime or premium labor therefor.

21.03 Tenant shall reimburse Landlord for the cost to Landlord of removal from the demised premises and the Building of so much of any refuse and rubbish of Tenant as shall exceed that ordinarily accumulated daily in the routine of general business office occupancy.

21.04 Tenant agrees to employ such office maintenance contractor as Landlord may from time to time designate, for all waxing, polishing, lamp replacement, cleaning (other than those cleaning services Landlord is obligated to furnish) and maintenance work in the demised premises, provided that the quality thereof and the charges therefor are reasonably comparable to that of other contractors. Tenant shall not employ any other contractor without Landlord’s prior written consent, which shall not be unreasonably withheld if the maintenance contractor designated by Landlord shall fail to provide the services contracted for in a consistently reasonably satisfactory manner and such failure is not corrected within a reasonable time after Tenant gives written notice thereof to Landlord and such contractor.

21.05 Landlord will not be required to furnish any other services, except as otherwise provided in this Lease. If Landlord designates a third party provider with respect to any Class E systems, the cost of such third party provider shall be commercially reasonable.

21.06 Landlord shall provide Tenant with three (3) three (3) inch conduits within riser space which is shared with other tenants in the Building in order for Tenant to run its telecommunications cable and wiring to the demised premises; provided, however, (i) Tenant’s telecommunication cables and wiring shall not be installed at a time or place so as to materially interfere with Landlord’s operation of the Building and the business operations of other tenants in the Building; (ii) Landlord shall not be liable for any disruption of service as provided in Section 21.07 of this Lease; and (iii) upon the expiration or sooner termination of this Lease, Landlord may elect to cause Tenant to remove any riser or cable occupying such shaft space in accordance with Section 6.04 of this Lease.

21.07 In addition to any remedies which Landlord may have under this Lease, and without reducing or adversely affecting any of Landlord’s rights and remedies contained elsewhere in this Lease, if there shall be a monetary default hereunder by Tenant which shall not have been remedied within the applicable grace period, Landlord shall not be obligated to furnish to Tenant or the demised premises any services outside of Business Hours on Business Days unless Tenant shall prepay Landlord for same; and the discontinuance of any one or more such services shall be without liability by Landlord to Tenant and shall not reduce, diminish or otherwise affect any of Tenant’s covenants and obligations under this Lease.

ARTICLE 22

DEFINITIONS

22.01 The term “Landlord” as used in this Lease means only the owner, or the mortgagee in possession, for the time being of the Land and Building (or the owner of a lease of the Building or of the Land and Building), so that in the event of any transfer of title to said Land and Building or said lease, or in the event of a lease of the Building, or of the Land and Building, upon notification to Tenant of such transfer or lease the said transferor landlord shall be and hereby is entirely freed and relieved of all future covenants, obligations and liabilities of Landlord hereunder, and it shall be deemed and construed as a covenant running with the land without further agreement between the parties or their successors in interest, or between the parties and the transferee of title to said Land and Building or said lease, or the said lessee of the Building or of the Land and Building, that the transferee or the lessee, as applicable, has assumed and agreed to carry out any and all such covenants, obligations and liabilities of Landlord hereunder.

22.02 The term “Business Days” or “business days” as used in this Lease shall exclude Saturdays, Sundays and all days observed as legal holidays and defined as Public Holidays in the Official Directory of the City of New York as well as all other days recognized as holidays under applicable union contracts.

22.03 “Interest Rate” shall mean a rate per annum equal to the lesser of (a) 2% above the so-called “prime rate” of Republic National Bank, as publicly announced from time to time or if Republic National Bank shall cease to exist or cease to announce such rate, any similar rate designated by Landlord which is publicly announced from time to time by any other bank in the City of New York having combined capital and surplus in excess of $100,000,000 or (b) the maximum rate of interest, if any, which Tenant may legally contract to pay.

22.04 “Legal Requirements” shall mean laws, statutes and ordinances including building codes and zoning regulations and ordinances and the orders, rules, regulations, directives and requirements of all federal, state, county, city and borough departments, bureaus, boards, agencies, offices, commissions and other subdivisions thereof, or of any official thereof, or of any other governmental, public or quasi-public authority, whether now or hereafter in force, which may be applicable to the Land or Building or the demised premises or any part thereof, or the sidewalks, curbs or areas adjacent thereto including, without limitation, the Americans with Disabilities Act of 1990, Public Law 101-336, 42 U.S.C.A. § § 12102 et seq. (herein called the “Disabilities Act”), and all requirements, obligations and conditions of all instruments of record on the date of this Lease.

ARTICLE 23

INVALIDITY OF ANY PROVISION

23.01 If any term, covenant, condition or provision of this Lease or the application thereof to any circumstance or to any person, firm or corporation shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Lease shall not be affected thereby and each remaining term, covenant, condition and provision of this Lease shall be valid and shall be enforceable to the fullest extent permitted by law.

ARTICLE 24

BROKERAGE

24.01 Tenant covenants, represents and warrants that Tenant has had no dealings or negotiations with any broker or agent other than CB Richard Ellis in connection with the consummation of this Lease, and Tenant covenants and agrees to pay, hold harmless and indemnify Landlord from and against any and all cost, expense (including reasonable attorneys’ fees and court costs), loss and liability for any compensation, commissions or charges claimed by any broker or agent, other than the broker specifically set forth in this Section 24.01, with respect to this Lease or the negotiation thereof.

ARTICLE 25

SUBORDINATION

25.01 Subject to the provisions of this Article 25, this Lease is and shall be subject and subordinate to all ground or underlying leases which may now or hereafter affect the Land or the Building and to all mortgages which may now or hereafter affect such leases, the Land or the Building, and to all renewals, refinancings, modifications, replacements and extensions thereof (hereinafter called “Superior Instruments”). The provisions of this Section 25.01 shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute and deliver at its own cost and expense any instrument, in recordable form if required, that Landlord, the holder of any Superior Instrument or any of their respective successors in interest may request to evidence such subordination, and Tenant hereby constitutes and appoints Landlord or its successors in interest to be Tenant’s attorney-in-fact, irrevocably and coupled with an interest, to execute and deliver any such instrument for and on behalf of Tenant.

25.02 In the event of a termination of any ground or underlying lease, or if the interests of Landlord under this Lease are transferred by reason of, or assigned in lieu of, foreclosure or other proceedings for enforcement of any mortgage, or if the holder of any mortgage acquires a lease in substitution therefor, then subject to the provisions of Section 25.05 below, Tenant under this Lease will, at the option to be exercised in writing by the holder of any such Superior Instrument or any purchaser, assignee or lessee, as the case may be, either (i) attorn to it and will perform for its benefit all the terms, covenants and conditions of this Lease on Tenant’s part to be performed with the same force and effect as if it were the landlord originally named in this Lease, or (ii) enter into a new lease with it for the remaining term of this Lease and otherwise on the same terms and conditions and with the same options, if any, then remaining. The foregoing provisions of clause (i) of this Section 25.02 shall inure to the benefit of such holder of a Superior Instrument, purchaser, assignee or lessee, shall be self-operative upon the exercise of such option, and no further instrument shall be required to give effect to such option, and no further instrument shall be required to give effect to said provisions. Tenant, however, upon demand of any such holder of a Superior Instrument, purchaser, assignee or lessee agrees to execute, from time to time, instruments in confirmation of the foregoing provisions of this Section 25.02, satisfactory to any such holder of a Superior Instrument, purchaser, assignee or lessee, acknowledging such attornment and setting forth the terms and conditions of its tenancy. Tenant hereby constitutes and appoints Landlord or its successors in interest to be the Tenant’s attorney-in-fact, irrevocably and coupled with an interest, to execute and deliver such instrument of attornment, or such new lease, if the Tenant refuses or fails to do so promptly upon request.

25.03 Anything herein contained to the contrary notwithstanding, under no circumstances shall any such holder of a Superior Instrument, purchaser, assignee or lessee, as the case may be, whether or not it shall have succeeded to the interests of the landlord under this Lease, be

(a) liable for any act, omission or default of any prior landlord; or

(b) subject to any offsets, claims or defenses which the Tenant might have against any prior landlord; or

(c) bound by any rent or additional rent which Tenant might have paid to any prior landlord for more than one month in advance or for more than three months in advance where such rent payments are payable at intervals of more than one month; or

(d) obligated to do or complete any work in the demised premises pursuant to Article 2 of this Lease or otherwise be obligated to prepare the demised premises for occupancy in accordance with the provisions of this Lease.

25.04 If, in connection with the financing of the Building, the holder of any mortgage shall request reasonable modifications in this Lease as a condition of approval thereof, Tenant will not unreasonably withhold, delay or defer making such modifications provided the same do not (i) increase the fixed annual rent or additional rents payable by Tenant, (ii) reduce the term hereof, (iii) extend the term hereof, or (iv) materially increase Tenant’s obligations hereunder.

25.05 As a condition to the effectiveness of this Lease, Landlord shall obtain from each holder of any ground or underlying leases and/or mortgages which currently affect the Land or the Building and shall deliver the same to Tenant, and subordination of this Lease shall be conditioned upon obtaining from any subsequent holder(s) of any ground or underlying leases and/or mortgages which hereafter affect the Land or the Building, an original non-disturbance agreement executed and acknowledged by said holder(s), on the form annexed hereto as Schedule L or such other usual commercially reasonable form of the lessor under, or holder of, such Superior Instrument with respect to this Lease and Tenant’s interest hereunder. Upon Landlord obtaining of such an agreement from any such lessor or holder, Tenant shall execute the same within ten (10) business days after submission thereof by Landlord to Tenant. In the event that Landlord fails to satisfy the foregoing condition within ten (10) days following the parties’ execution and delivery of this Lease, then Tenant shall have the right to terminate this Lease upon ten day’s prior written notice; provided, however, that if Landlord satisfies this condition prior to Tenant’s exercise of its option to terminate, then Tenant’s option to terminate shall be of no further force and effect.

ARTICLE 26

CERTIFICATES

26.01 Tenant shall, without charge, at any time and from time to time, but not more than four (4) times in any twelve (12) month period, within ten (10) business days after request by Landlord or the holder of a Superior Instrument, as the case may be, execute, acknowledge and deliver to Landlord, the holder of a Superior Instrument or any other person, firm or corporation specified by Landlord, a written instrument (an “Estoppel Certificate”) in the form attached hereto as Schedule D or such other form as may be reasonably required by the holder of any Superior Instrument. Prior to taking occupancy of the demised premises, and as a condition precedent thereto, Tenant shall execute, acknowledge and deliver such an estoppel certificate to Landlord.

26.02 Landlord shall, without charge, at any time and from time to time, but not more than four (4) times in any twelve (12) month period, within ten (10) business days after request by Tenant, execute, acknowledge and deliver to Tenant or any other person, firm or corporation specified by Tenant an Estoppel Certificate, modified as appropriate from the form attached hereto as Schedule D or such other form as may be reasonably required by Tenant.

26.03 Tenant agrees that, except for the first month’s rent hereunder, it will pay no rent under this Lease more than thirty (30) days in advance of its due date, if so restricted by any existing or future Superior Instrument or by an assignment of this Lease to the holder of such Superior Instrument, and, in the event of any act or omission by Landlord which would give Tenant the right to terminate this Lease, Tenant will not exercise such right until Tenant shall have first given written notice of such act or omission to the holder of any Superior Instrument who shall have furnished in writing such holder’s last address to Tenant, and until a period for remedying such act or omission shall have elapsed following the giving of such notices (which period shall be the same as any the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy), during which time such holder shall have the right, but shall not be obligated, to remedy or cause to be remedied such act or omission. Tenant further agrees not to exercise any such right if the holder of any such Superior Instrument commences to cure such act or omission within the same period of time, if any, as granted to Landlord under this Lease after having received notice thereof and diligently prosecutes such cure thereafter.

ARTICLE 27

LEGAL PROCEEDINGS, WAIVER OF JURY TRIAL

27.01 Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way in connection with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the demised premises, and/or any other claims (except claims for personal injury or property damage), and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Landlord commences any summary proceeding for non-payment of rent, Tenant will not interpose and does hereby waive the right to interpose any counterclaim of whatever nature or description in any such proceeding. Tenant shall reimburse Landlord upon demand for all costs and expenses (including attorneys’ fees and disbursements and court costs) incurred by Landlord in connection with enforcing Tenant’s obligations hereunder or in protecting Landlord’s rights hereunder whether incurred in connection with an action or proceeding commenced by Landlord, by Tenant, by a third party or otherwise. All such amounts shall be deemed to be additional rent and shall be collectible in the same manner as provided in Section 1.02 hereof.

ARTICLE 28

SURRENDER OF PREMISES

28.01 Upon the expiration or other termination of the Term, Tenant shall quit and surrender to Landlord the demised premises, broom clean, in good order and condition, ordinary wear and tear and damage by fire, the elements or other casualty excepted, and Tenant shall remove all of its property as herein required. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the Term.

28.02 If Tenant shall, without the written consent of Landlord, hold over after the expiration of the Term, and if Landlord shall then not proceed to remove Tenant from the demised premises in the manner permitted by law, such tenancy shall be deemed a month-to-month tenancy, which tenancy may be terminated as provided by applicable law. During such tenancy, Tenant agrees to (a) pay to Landlord, each month, the greater of the fair market rental value for the demised premises or one hundred fifty (150%) percent (the “Multiple”) of the fixed annual rent and all additional rent payable by Tenant for the last month of the Term and (b) be bound by all of the terms, covenants and conditions herein specified. Notwithstanding the foregoing, during the first forty-five (45) days of said month-to-month tenancy, the Multiple “one hundred fifty (150%) percent” shall be reduced to “one hundred twenty-five (125%) percent”.

ARTICLE 29

RULES AND REGULATIONS

29.01 Tenant and Tenant’s servants, employees and agents shall observe faithfully and comply strictly with the Rules and Regulations set forth in Schedule E attached hereto and made part hereof entitled “Rules and Regulations” and such other and further reasonable Rules and Regulations as Landlord or Landlord’s agents may from time to time adopt provided, however, that in case of any conflict or inconsistency between the provisions of this Lease and of any of the Rules and Regulations as originally or as hereafter adopted, the provisions of this Lease shall control. Not less than thirty (30) days’ prior written notice of any additional Rules and Regulations shall be given to Tenant.

Nothing in this Lease contained shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease, against any other tenant of the Building, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees.

ARTICLE 30

CONSENTS AND APPROVALS

30.01 Wherever in this Lease Landlord’s consent or approval is required, if Landlord shall delay or refuse such consent or approval, Tenant in no event shall be entitled to make, nor shall Tenant make, any claim, and Tenant hereby waives any claim, for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord unreasonably withheld or unreasonably delayed its consent or approval. Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, for specific performance, injunction or declaratory judgment, and such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold its consent or where as a matter of law Landlord may not unreasonably withhold its consent.

ARTICLE 31

NOTICES

31.01 Any notice or demand, consent, approval or disapproval, or statement (collectively called “Notices”) required or permitted to be given by the terms and provisions of this Lease, or by any law or governmental regulation, either by Landlord to Tenant or by Tenant to Landlord, shall be in writing and unless otherwise required by such law or regulation, shall be sent by United States mail postage prepaid as registered or certified mail, return receipt requested or by receipted overnight delivery (such as Federal Express). Any Notice shall be addressed to Landlord or Tenant, as applicable, at its address set forth on page 1 of this Lease (with a copy, in the case of each notice to Landlord, to Landlord’s managing agent at c/o Kipp-Stawski Management Group, 565 Fifth Avenue, New York, New York 10017, Attention: Director of Property Management) as said address may be changed from time to time as hereinafter provided. By giving the other party at least ten (10) days prior written notice, either party may, by Notice given as above provided, designate a different address or addresses for Notices.

31.02 Any Notice shall be deemed given upon receipt or in the case of refusal to receive, as of the date of such refusal.

31.03 In addition to the foregoing, either Landlord or Tenant may, from time to time, request in writing that the other party serve a copy of any Notice on one other person or entity designated in such request, such service to be effected as provided in Section 31.01 hereof.

ARTICLE 32

NO WAIVER

32.01 No agreement to accept a surrender of this Lease shall be valid unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the demised premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agent shall not operate as a termination of this Lease or a surrender of the demised premises. In the event of Tenant at any time desiring to have Landlord sublet the premises for Tenant’s account, Landlord or Landlord’s agents are authorized to receive said keys for such purpose without releasing Tenant from any of the obligations under this Lease. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease or any of the Rules and Regulations set forth herein, or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations set forth herein, or hereafter adopted, against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on the account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment of rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.

32.02 This Lease contains the entire agreement between the parties, and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

ARTICLE 33

CAPTIONS

33.01 The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provision thereof.

ARTICLE 34

INABILITY TO PERFORM

34.01 If, by reason of (1) strike, (2) labor troubles, (3) governmental pre-emption in connection with a national emergency, (4) any rule, order or regulation of any governmental agency, (5) conditions of supply or demand which are affected by war or other national, state or municipal emergency, or any other cause, (6) fire or other casualty, (7) adjustment of insurance claims, (8) acts of God, or (9) any other cause beyond Landlord’s reasonable control (collectively hereinafter referred to as “Force Majeure Causes”), Landlord or Tenant shall be unable to fulfill its obligations under this Lease (except with respect to the payment of any monetary obligation) or shall be unable to supply any service or perform any duty which Landlord or Tenant is obligated to supply or perform, such Force Majeure Cause shall excuse the timely fulfillment of Landlord’s or Tenant’s obligations under this Lease for the period of time during which the Force Majeure Cause persists; provided, however, that Tenant’s obligation to pay rent hereunder shall in no wise be affected, impaired or excused, except as otherwise specifically provided in this Lease

ARTICLE 35

NO REPRESENTATIONS BY LANDLORD

35.01 Landlord or Landlord’s agents have made no representations or promises with respect to the Building or demised premises except as herein expressly set forth.

ARTICLE 36

NAME OF BUILDING

36.01 The name of the Building shall be Broad Financial Center. Landlord shall have the full right at any time to name and change the name of the Building and to change the designated address of the Building; provided that Landlord shall use its good faith efforts to provide Tenant with not less than ninety (90) days’ prior written notice of any such change of address and shall reimburse Tenant for Tenant’s costs incurred in connection with such change of address, including notices and stationery but not more than One Thousand ($1,000.00) Dollars. The Building may be named after any person, firm, or otherwise, whether or not such name is, or resembles, the name of a tenant of the Building.

ARTICLE 37

ARBITRATION

37.01 In each case specified in this Lease in which resort to arbitration shall be required, such arbitration (unless otherwise specifically provided in other Sections of this Lease) shall be in New York County, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the provisions of this Lease. The decision and award of the arbitrators shall be in writing, shall be final and conclusive on the parties, and counterpart copies thereof shall be delivered to each of the parties. In rendering such decision and awards, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Lease. Judgment may be had on the decision and award of the arbitrators so rendered in any court of competent jurisdiction.

ARTICLE 38

INDEMNITY

38.01 Subject to the terms of Article 9 hereof relating to waivers of subrogation Tenant shall indemnify and defend Landlord (including Landlord’s shareholders, officers, directors, partners, join venturers and agents) and save it harmless from and against any and all liability, damages, costs or expenses, including attorneys’ fees, arising from (i) any act, omission, or negligence of Tenant or its officers, contractors, licensees, agents, employees, guests, invitees, or visitors in or about the demised premises or the Building, (ii) any breach or default under this Lease by Tenant, (iii) or relating to, the enforcement by Landlord of the provisions of this Lease as against Tenant, or (iv) any accident, injury, or damage, howsoever and by whomsoever caused, to any person or property, occurring within the demised premises. This provision shall not be construed to make Tenant responsible for loss, damage, liability or expense resulting from injuries to third parties if (but only to the extent) caused by the negligence of Landlord, or its officers, contractors, licensees, agents, employees, or invitees.

38.02 Except to the extent arising from the acts or omissions of Tenant or its agents, employees, contractors or invitees, or anyone acting on their behalf, or acting under or through them, Landlord agrees to indemnify and save harmless Tenant against and from all losses, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees) arising from the negligence or willful misconduct of Landlord; provided that in no event shall Landlord be liable for any consequential damages

ARTICLE 39

SECURITY DEPOSIT

39.01 Tenant has deposited with Landlord the sum of Eight Hundred Ninety-Six Thousand One Hundred Sixty-Eight and 00/100 ($896,168.00) DOLLARS as security for the full and punctual performance by Tenant of all of the terms of this Lease. Said security shall be held in an interest-bearing account and unless paid or applied for the use or rental of the demised premises upon default by Tenant as hereinabove provided, Landlord will deliver or cause to be delivered to Tenant , such interest as is allowed on said account at the end the Term, less a one (1%) percent per annum administration expense allowed by law. In the event Tenant defaults in the performance of any of the terms of this Lease after the expiration of all notice and cure periods, Landlord may apply the whole or any part of the security or Security Letter (as provided below) so deposited to the extent required for the payment of (i) any rent or (ii) any sum which Landlord may expend or may be required to expend by reason of Tenant’s default including, without limitation, any damages or deficiency in the re-letting of the demised premises, whether accruing before or after summary proceedings or other re-entry by Landlord. Upon each such application, Tenant shall, on demand, pay to Landlord the sum so applied which shall be added to the security deposit or Security Letter (as provided below) so that the same shall be restored to the amount first set forth above. If Tenant shall fully and punctually comply with all of the terms of this Lease, the amount of the security deposit or Security Letter (as provided below), with all interest that may have accrued, less the administration expense, as hereinabove provided, shall be returned to Tenant within thirty (30) days after the termination of this Lease and delivery of exclusive possession of the demised premises to Landlord. In the event of a sale or lease of the Building, Landlord shall have the right to transfer the security or Security Letter (as provided below) to the vendee or lessee and Landlord shall ipso facto be released by Tenant from all liability for the return of such security, provided that Landlord has transferred all of the security or Security Letter (as provided below) and all interest thereon and said transferee has accepted said transfer; and Tenant agrees to look solely to the new landlord for the return of said security or Security Letter (as provided below) and it is agreed that the foregoing provisions hereof shall apply to every transfer or assignment made of the security to a new landlord. Tenant shall not assign or encumber or attempt to assign or encumber the monies deposited herein as security or Security Letter (as provided below) and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, or attempted assignment or encumbrance.

39.02 In lieu of the cash security deposit provided for in Section 39.01 hereof, Tenant may at any time during the term hereof deliver to Landlord and shall thereafter, except as otherwise provided herein, maintain in effect at all times during the term hereof, an irrevocable letter of credit, in form and substance satisfactory to Landlord in the amount of the security required pursuant to this Article 39 issued by a banking corporation satisfactory to Landlord and having its principal place of business or its duly licensed branch or agency in the State of New York. Such letter of credit shall have an expiration date no earlier than the first anniversary of the date of issuance thereof and shall be automatically renewed from year to year unless terminated by the issuer thereof by notice to Landlord given not less than forty-five (45) days prior to the expiration thereof. Except as otherwise provided in this Article 39, Tenant shall, throughout the term of this lease deliver to Landlord, in the event of the termination of any such letter of credit, replacement letters of credit in lieu thereof (each such letter of credit and such extensions or replacements thereof, as the case may be, is hereinafter referred to as a “Security Letter”) no later than forty-five (45) days prior to the expiration date of the preceding Security Letter. The term of each such Security Letter shall be not less than one (1) year and shall be automatically renewable from year to year as aforesaid. If Tenant shall fail to obtain any replacements of a Security Letter within the time limits set forth in this Section 39.02, Landlord may draw down the full amount of the existing Security Letter and retain the same as security hereunder.

39.03 In the event Tenant defaults in respect of any of the terms, provisions, covenants and conditions of this Lease, beyond any applicable grace period, including, but not limited to, the payment of fixed annual rent and additional rent, Landlord may use, apply or retain the whole or any part of the security so deposited for the payment of any fixed annual rent and additional rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, provisions, covenants, and conditions of this lease, including but not limited to, any damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. To insure that Landlord may utilize the security represented by the Security Letter in the manner, for the purposes, and to the extent provided in this Article 39, each Security Letter shall provide that the full amount thereof may be drawn down by Landlord upon the presentation to the issuing bank of Landlord’s sight draft drawn on the issuing bank without any accompanying statement or memorandum.

39.04 In the event that Tenant defaults in respect of any of the terms, provisions, covenants and conditions of the lease and Landlord utilizes all or any part of the security represented by the Security Letter but does not terminate this Lease as provided in Article 16 hereof, Landlord may, in addition to exercising its rights as provided in Section 39.03 hereof, retain the unapplied and unused balance of the principal amount of the Security Letter as security for the faithful performance and observance by Tenant thereafter of the terms, provisions, and conditions of this lease, and may use, apply, or retain the whole or any part of said balance to the extent required for payment of fixed annual rent, additional rent, or any other sums as to which Tenant is in default or for any sum which Landlord may expend or be required to expend by reason of Tenant’s default in respect of any of the terms, covenants, and conditions of this lease. In the event Landlord applies or retains any portion or all of the security delivered hereunder, Tenant shall forthwith restore the amount so applied or retained so that at all times the amount deposited shall be not less than the security required by this Article 39.

39.05 Provided (i) no event of default shall have occurred and be continuing on the fifth (5th) anniversary of the Rent Commencement Date, and (ii) Tenant shall have a tangible demonstrative net worth of at least equal to $733,000,000.00 Dollars (which shall be deemed to be Tenant’s net worth as of December 31, 2005) as shown on a financial statement prepared by an independent certified public accountant in accordance with generally accepted accounting principles for the calendar year immediately preceding said fifth anniversary, the amount of the Security Deposit (whether cash or a Security Letter) shall be reduced, following Tenant’s written request, to $448,084.00 following said fifth (5th) anniversary of the Rent Commencement Date.

ARTICLE 40

MISCELLANEOUS

40.01 Irrespective of the place of execution or performance, this Lease shall be governed by and construed in accordance with the laws of the State of New York.

40.02 This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted.

40.03 Except as otherwise expressly provided in this Lease, each covenant, agreement, obligation or other provision of this Lease on Tenant’s part to be performed shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease.

40.04 All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

40.05 Time shall be of the essence with respect to the exercise of any option on the part of Tenant to extend the term of this Lease.

40.06 Except as otherwise provided herein whenever payment of interest is required by the terms hereof it shall be at the Interest Rate.

40.07 In the event that Tenant is in arrears in payment of fixed annual rent or additional rent hereunder, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Tenant agrees that Landlord may apply any payments made by Tenant to any items it sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items against which any such payments shall be credited.

40.08 All Schedules referred to in this Lease are hereby incorporated in this Lease by reference.

40.09 The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and except as otherwise provided in this Lease, their assigns.

40.10 No remedy or election hereunder shall be deemed exclusive but shall, whenever possible, be cumulative with all other remedies at law or in equity.

40.11 It is understood and agreed that this Lease is submitted to Tenant on the understanding that it shall not be considered an offer and shall not bind Landlord in any way whatsoever until (i) Tenant has duly executed and delivered duplicate originals to Landlord, and (ii) Landlord has executed and delivered one of said fully executed originals to Tenant on or before fourteen (14) days following Tenant’s execution and delivery of this Lease. This Lease may be executed in one or more counterparts by some or all of the parties hereto, each of which counterparts shall be an original and all of which together shall constitute a single agreement.

40.12 With respect to any equipment which Tenant shall be permitted to install and operate in the demised premises including, without limitation, supplemental air conditioning equipment, Tenant shall at Tenant’s expense, obtain and maintain all permits, licenses and other authorizations which are required by Legal Requirements in order to install, maintain and operate such equipment in the demised premises.

40.13 Subject to Article 34 hereof, access to the demised premises shall be available to Tenant twenty-four (24) hours a day, seven (7) days a week, it being understood and agreed that services will only be provided by Landlord as set forth in Article 21 and that any such access shall be subject to Landlord’s security requirements.

40.14 Notwithstanding the foregoing provisions of this Lease, in the event that Landlord fails to deliver possession of the demised premises within ninety (90) days following the Commencement Date (through no fault of Tenant to perform its obligations under this Lease), Tenant shall have the right to terminate this Lease within the following ten (10) days by giving notice thereof to Landlord. Upon receipt of such notice by Landlord, all liability between the parties hereto shall be extinguished, except that Landlord shall return to Tenant any monies deposited with Landlord pursuant to this Lease. The foregoing right of termination shall be Tenant’s excusive remedy with respect to the failure to deliver possession.

40.15 Neither Landlord or Tenant shall publicize or announce the fact. or permit its agent or broker to publicize or announce the fact, that it has entered into this Lease without the other party’s prior written consent.

ARTICLE 41

AIR CONDITIONING

41.01 Tenant may install, as part of Tenant’s Work, new Mammoth brand (or similar quality) air conditioning units containing between forty (40) and forty-five (45) tons each, on each floor of the Demised Premises (the “Base Units”). Tenant may also install, as part of Tenant’s Work, supplemental air conditioning units consisting of not more than fifty (50) tons of air conditioning (the “Supplemental Units”). The Base Units and Supplemental Units are hereinafter collectively referred to as the “Air Conditioning System”. If Tenant has not installed fifty (50) tons of the Supplemental Units within one (1) year following the Commencement Date, then Tenant shall no longer have the right to receive condenser water for the unused portion of tonnage allocated to the Supplemental Units. In connection of the installation of the Air Conditioning System in the Demised Premises, the following provisions shall apply:

(a) All costs and expenses in connection with the installation of the Air Conditioning System (including, without limitation, the connections of such system to a Building condenser water source and to a Building waste line) shall be borne by Tenant. The connection of the Air Conditioning System to a Building condenser water source shall be performed by contractors on the Approved Contractors List. All other facilities, machinery, equipment and ductwork related to the Air Conditioning System (including, without limitation, the connection of such system to the Building’s waste lines) shall be purchased, installed and connected by Tenant, at Tenant’s cost and expense, as part of Tenant’s Work. All of such installations shall be made by Tenant solely within the Demised Premises. All facilities, equipment, machinery and ductwork installed by Tenant in connection with the Air Conditioning System shall:

(i) be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed (it being understood and agreed that Landlord shall respond within ten (10) business days following its receipt of the plans and specifications for such Air Conditioning System);

(ii) comply with Landlord’s reasonable requirements as to their installation, maintenance and operation; and

(iii) comply with all of the other terms, covenants and conditions of this Lease applicable thereto.

(b) Upon the installation of such Air Conditioning System in the Demised Premises, the same shall become and remain the property of Landlord, and shall in no event be subject to removal by Tenant, in whole or in part, upon the expiration or sooner termination of the Term. However, notwithstanding the foregoing, the cost of operating, maintaining, repairing and replacing such Air Conditioning System during the Term shall be borne by Tenant as provided in Section 41.02 below.

41.02 The Air Conditioning System(s) (including, without limitation, all facilities, machinery and equipment related to the same) shall be operated, maintained, repaired and replaced by Tenant, solely at Tenant’s cost and expense, throughout the Term. Without intention to limit the generality of the foregoing in any respect, Tenant shall, at Tenant’s cost and expense, maintain in full force and effect, throughout the Term, a service and maintenance contract covering all Air Conditioning Systems servicing the Demised Premises, which contract and the contractor providing the same shall be subject to Landlord’s prior written approval (not to be unreasonably withheld or delayed). All blowers, chilling equipment, fans and other facilities, equipment and machinery used in connection with such system shall operate on electricity purchased by Tenant in accordance with the provisions of Article 4 of this Lease.

41.03 Landlord shall furnish condenser water for air-conditioning to the Base Units in the Demised Premises through the Building cooling tower when seasonably required on business days from 8:00 a.m. to 6:00 p.m. subject to disruptions in the supply of condenser water beyond Landlord’s control as elsewhere provided in this Lease If Tenant shall require air conditioning at any other time, Landlord shall furnish condenser water to the Base Units for such after hours service upon reasonable advance notice from Tenant, and Tenant shall pay to Landlord, on demand, Landlord’s Building standard condenser water charge for providing such after hour condenser water (currently $32.00 per hour, plus sales tax). In addition to any after hour charges, Tenant agrees to pay to Landlord a Base Unit condenser water charge (the “Base Unit Condenser Water Charge”) for use of condenser water during business hours in the amount of $300.00 per ton per annum for each ton of the Base Units in excess of ninety (90) tons [i.e., assume that the Base Units consists of 135 tons (45 tons per floor), then the Base Unit Condenser Water Charge would be $4,500.00 per annum, per floor (15 X $300)]. The Base Unit Condenser Charge shall be payable as additional rent in equal monthly installments on the first day of each and every month of the Term (prorated for any partial months) beginning on the Commencement Date. The Base Unit Condenser Water Charge shall be increased annually beginning on the first annual anniversary of the Commencement Date and on each annual anniversary thereafter based upon the increase of the Consumer Price Index (as hereinafter defined) during the preceding twelve (12) months.

41.04 Landlord shall also furnish condenser water to the Supplemental Units. In addition to the Base Unit Condenser Water Charge, Tenant shall pay to Landlord, from time to time, for its use of condenser water for the Supplemental Units a Supplemental condenser water charge at the rate of $600.00 per ton per annum of cooling capacity of each unit of the Supplemental Units (the “Supplemental Unit Condenser Water Charge”). The Supplemental Unit Condenser Water Charge shall be increased annually beginning on the first annual anniversary of the Commencement Date and on each annual anniversary thereafter at Landlord’s actual cost above the base year based upon, but in no event greater than, the increase of the Consumer Price Index (as hereinafter defined) during the preceding twelve (12) months. The Supplemental Unit Condenser Water Charge shall be payable by Tenant to Landlord as additional rent within fifteen (15) days after Landlord’s written demand therefore.

41.05 The term “Consumer Price Index”, as used in this Lease, shall mean New York, New York—Northeastern New Jersey Area, All Items for All Urban Consumers, 1982-84 =100, published by the Bureau of Labor Statistics of the U.S. Department of Labor. If the publication of the Consumer Price Index of the U.S. Bureau of Labor Statistics is discontinued, comparable statistics of the purchasing power of the consumer dollar published by a responsible financial periodical selected by Landlord shall be used for making such computations.

ARTICLE 42

LAYOUT AND FINISH

42.01 Tenant hereby covenants and agrees that Tenant will, at Tenant’s own cost and expense, and in a good and workmanlike manner, make and complete the work and installations in and to the demised premises set forth below in such manner so that each floor comprising the demised premises will be executive and general offices of a level of quality at or exceeding the Building Standard.

42.02 Tenant, at Tenant’s expense, shall prepare a final plan or final set of plans and specifications (which said final plan or final set of plans, as the case may be, and specifications are hereinafter called the “final plan”) which shall contain complete information and dimensions necessary for the construction and finishing of the demised premises. The final plan shall be submitted to Landlord for Landlord’s written approval. Landlord shall not be deemed unreasonable in withholding its consent to the extent that the final plan prepared by Tenant pursuant hereto involves the performance of work or the installation in the demised premises of materials or equipment which do not equal or exceed the standard of quality adopted by Landlord for the Building. Provided that at the time of its submission of the final plan to Landlord, (i) Tenant makes reference in bold twenty point type to this paragraph and Landlord’s obligation to respond within the time period provided herein and (ii) in addition to the requirements for Notices set forth in Article 31, Notices are also sent both by hand delivery and by Federal Express, Landlord shall respond to the submission of Tenant’s final plan within ten (10) business days of its actual receipt thereof by approving the same or by disapproving them and citing its reasons for any such disapproval. If Landlord shall fail to respond to such request within ten (10) business days following Landlord’s receipt thereof, Tenant shall send a second request in the same manner for Notices as hereinabove provided in this Section 42.02 containing a photocopy of the first request. In the event Landlord shall fail to respond to the second request within five (5) business days following Landlord’s receipt thereof, such request shall be deemed approved subject to the terms, covenants and conditions of this Lease. Notwithstanding the foregoing, Tenant’s requests shall not be deemed approved unless (a) Tenant specifically states in Tenant’s requests in bold twenty point type (both the ten (10) business day period and the five (5) business day period) that such requests “shall be deemed approved” if Landlord does not respond within the prescribed time period and (b) in addition to the requirements for Notices set forth in Article 31, such requests are also sent both by hand delivery and by Federal Express to Landlord.

42.03 In accordance with the final plan, Tenant, at Tenant’s expense, will make and complete in and to the demised premises (hereinafter sometimes called the “Work Area”) the work and installations (hereinafter called “Tenant’s Work”) specified in the final plan. Tenant agrees that Tenant’s Work will be performed with the least possible disturbance to the occupants of other parts of the Building and to the structural and mechanical parts of the Building which shall or may be affected by Tenant’s Work in good and workmanlike operating condition. Tenant, in performing Tenant’s Work will, at its own cost and expense, promptly comply with all laws, rules and regulations of all public authorities having jurisdiction in the Building with reference to Tenant’s Work. Tenant shall not do or fail to do any act which shall or may render the Building of which the demised premises are a part, liable to any mechanic’s lien or other lien and if any such lien or liens be filed against the Building of which the demised premises are a part, or against Tenant’s Work, or any part thereof, Tenant will, at Tenant’s own cost and expense, promptly remove the same of record within thirty (30) days after the filing of such lien or liens; or in default thereof, Landlord may cause any such lien or liens to be removed of record by payment of bond or otherwise, as Landlord may elect, and Tenant will reimburse Landlord for all costs and expenses incidental to the removal of any such lien or liens, claims, counsel fees, loss, damage and expenses whatsoever by reason of any liens, charges or payments of any kind whatsoever that may be incurred or become chargeable against Landlord or the Building of which the demised premises are a part, or Tenant’s Work or any part thereof, by reason of any work done or to be done or materials furnished or to be furnished to or upon the demised premises in connection with Tenant’s Work. Tenant hereby covenants and agrees to indemnify and save harmless Landlord of and from all claims, counsel fees, loss, damage and expenses whatsoever by reason of any injury or damage, howsoever caused, to any person or property occurring prior to the completion of Tenant’s Work or occurring after such completion, as a result of anything done or omitted in connection therewith or arising out of any fine, penalty or imposition or out of any other matter or thing connected with any work done or to be done or materials furnished or to be furnished in connection with Tenant’s Work. At any and all times during the progress of Tenant’s Work, Landlord shall be entitled to have a representative or representatives on the site to inspect Tenant’s Work and such representative or representatives shall have free and unrestricted access to any and every part of the demised premises. Tenant shall advise Landlord in writing of Tenant’s general contractor and subcontractors who are to do Tenant’s Work, and such general contractor and subcontractors shall be chosen by Tenant from the then Approved Contractors List ( a current copy of which is annexed hereto as Schedule C and made a part hereof), except Landlord agrees to approve the following general contractors for Tenant’s Work: (a) Corporate Interiors, (b) Aragon Construction, and (c) JT Magen. Landlord agrees that the charges of the contractors shown on the Approved Contractors List will be reasonably competitive with other contractors of the same quality. Landlord further agrees not to unreasonably withhold its consent to other subcontractors, in addition to those set forth in said Schedule C, except all plumbing, sprinkler, HVAC, Local Law 5 and electrical subcontractors who must at all times be only those set forth in the Approved Contractor List. All such contractors shall, to the extent permitted by law, use employees for Tenant’s Work who will work harmoniously with other employees on the job.

42.04 Tenant shall at Tenant’s sole cost and expense file all necessary architectural plans and obtain all necessary approvals and permits in connection with Tenant’s Work being performed by it pursuant to this Article 42. Tenant shall submit to Landlord Tenant’s final plans for the space initially comprising the demised premises for Landlord’s review not later than three months following the Commencement Date.

42.05 The following conditions shall also apply to Tenant’s Work:

(a) all Tenant’s Work shall be of material, manufacture, design, capacity and color at least equal to Building standard according to the Building Standard Specifications provided to Tenant prior to or upon execution of the Lease;

(b) Tenant, at Tenant’s expense shall (i) file all required architectural, mechanical and electrical drawings and obtain all necessary permits, and (ii) furnish and perform all engineering and engineering drawings in connection with Tenant’s Work. Tenant shall obtain Landlord’s approval of the drawings referred to in (i) and (ii) hereof, which approval shall not be unreasonably withheld or delayed;

(c) All of Tenant’s Work shall be performed by Tenant in accordance with all of the rules and regulations adopted by the Building for the performance of alterations (a copy of which will be furnished to Tenant upon Tenant’s request therefor);

(d) Tenant shall use only an engineer designated or approved by Landlord with respect to the preparation of Tenant’s engineering drawings for Tenant’s Work;

(e) All of the provisions of Article 6 hereof shall apply to Tenant’s performance of Tenant’s Work, except that Landlord shall not be entitled to any supervisory or inspection fee (under Section 6.01(6) or otherwise) with respect thereto.

42.03 Landlord shall, at Tenant’s written request, cooperate in all reasonable respects with Tenant in the performance by Tenant of Tenant’s Work in preparing the demised premises for Tenant’s occupancy and Landlord shall instruct its employees and contractors to render such assistance and to cooperate with Tenant’s employees, representatives and contractors provided that to the extent that Landlord shall incur any expense in so cooperating or in rendering such assistance, Tenant shall reimburse Landlord for such expense as additional rent hereunder.

42.04 Landlord shall allow Tenant a credit in the amount of up to $2,400,450.00 (hereinafter called the “Work Credit”), which credit shall be solely applied against the cost and expense of the actual construction performed by Tenant in connection with Tenant’s Work in the demised premises. A maximum of $360,067.50 of the Work Credit may be applied toward architectural, engineering and filing fees and demolition (hereinafter refereed to as “Soft Costs). In the even that the cost and expense of Tenant’s Work shall exceed $2,400,450.00 or in the event Soft Costs exceed $360,067.50 of the Work Credit, Tenant shall be entirely responsible for such excess. In the event that the cost and expense of Tenant’s Work shall be less than $2,400,450.00, the Work Credit shall be reduced accordingly.

42.05 Provided that Tenant is not, at the time in question, in default under any of the terms and conditions of this Lease, the Work Credit shall be payable by Landlord to Tenant upon written requisition, in installments as Tenant’s Work progresses, but in no event more frequently than monthly. The amount of each installment of the Work Credit payable pursuant to any such requisition shall be an amount equal to the product obtained by multiplying the amount of the Work Credit by a fraction, the numerator of which is equal to the actual costs paid by Tenant for completed portions of Tenant’s Work referenced in such requisition (as evidenced by the paid invoices delivered to Landlord in accordance with the next sentence), and the denominator of which is equal to the total estimated cost of Tenant’s Work, which estimate shall be made, and certified to, by Tenant’s architect in good faith based on the final plans. Prior to the payment of any such installment, Tenant shall deliver to Landlord such written requisition for disbursement which shall be accompanied by (i) a copy of Tenant’s contracts and paid invoices for the Tenant’s Work referenced in such request for which Tenant is seeking reimbursement, (ii) a certificate signed by Tenant’s architect or an officer of Tenant certifying that the Tenant’s Work represented by the aforesaid invoices has been satisfactorily completed in accordance with the final plan and that said invoices have been paid in full, (iii) copies of cancelled checks, (front and back), and (iv) lien waivers by contractors, subcontractors and all materialmen for such work. Landlord shall be permitted to retain from each disbursement an amount equal to five (5%) percent of the amount requested to be disbursed by Tenant. In such event, the aggregate amount of the retainages shall be paid by Landlord to Tenant upon completion of Tenant’s Work and upon receipt of (i) a certificate signed by Tenant’s architect and an officer of Tenant certifying that Tenant’s Work has been completed substantially in accordance with the final plan, (ii) all sign-offs, inspection certificates and any permits required to be issued by any governmental entities (including, without limitation, the Buildings Department) having jurisdiction thereover, and (iii) a general release from all contractors and subcontractors performing Tenant’s Work releasing Landlord and Tenant from all liability for any Tenant’s Work. Within fifteen (15) business days after final completion of Tenant’s Work, Tenant shall submit to Landlord a general release or final lien waivers from all contractors and subcontractors performing Tenant’s Work releasing Landlord and Tenant from all liability for any Tenant’s Work. Provided that at the time of its submission of the reimbursement request to Landlord, (i) Tenant makes reference in bold twenty point type to this paragraph and Landlord’s obligation to respond within the time period provided herein and (ii) in addition to the requirements for Notices set forth in Article 31, Notices are also sent both by hand delivery and by Federal Express, Landlord shall respond to the reimbursement request within ten (10) calendar days of its actual receipt thereof by approving the same or by disapproving it and citing its reasons for any such disapproval, and if not responded to within said ten (10) calendar day period, such reimbursement request shall be deemed approved subject to all of the terms, covenants and conditions of this lease. Landlord shall have thirty (30) days following such approval to pay any such disbursement request.

ARTICLE 43

TENANT’S OPTION TO LEASE OPTION SPACE

43.01 For the purposes of this Article 44, the term “Option Space” shall mean any full floor space designated on Schedule I with information, to the best of Landlord’s knowledge, concerning the existing lease(s) (the “Existing Leases”) of such Option Space. If Tenant notifies Landlord in writing (the “Option Space Notice”) not less than twelve (12) months prior to the expiration dates of each of the Existing Leases set forth in Schedule I that Tenant desires to lease the portion of the Option Space occupied by the existing tenant under such Existing Lease, Landlord will endeavor to ascertain whether the existing tenant intends to extend its Existing Lease or enter into a new lease for its space, and if such existing tenant will remain in possession, Tenant will have no rights hereunder. If, however, the existing tenant will not extend its Existing Lease or enter into a new lease, then Landlord will, provided that (i) Tenant satisfies all of the Option Conditions (as hereinafter defined), (ii) the Option Space is not otherwise encumbered by the options of any other tenant in the building and (iii) the Option Space is vacant and available prior to December 31, 2012, notify Tenant of such availability and the anticipated date of delivery of the Option Space to Tenant (the “Option Space Estimated Delivery Date”) and lease such space to Tenant for the term (“Option Space Term”) commencing on the Option Space Commencement Date (as hereinafter defined) and ending on the Expiration Date, upon all of the terms, covenants and conditions of this lease, except as hereinafter provided. If Tenant leases Option Space pursuant to this Section 43.01, then the terms of such lease shall be as follows:

(i) The fixed rent payable by Tenant in connection with the Option Space shall be the higher of (x) the fair market rent for the Option Space during the Option Space Term as determined by the parties or arbitration as provided below or (y) the amount computed by multiplying (a) the per rentable square foot fixed and additional rent payable with respect to the demised premises as increased during the Term by (b) the number of rentable square feet deemed by Landlord to be contained in the Option Space taken by Tenant; and

(ii) The percentage “12.15%”, as set forth in Article 3 shall be increased by the amount computed by dividing (x) the amount deemed by Landlord to be the total of rentable square feet of the Option Space to be taken by Tenant by (y) the amount deemed by Landlord to be the rentable square footage of the Building, and expressing such fraction as a percentage.

(iii) The Security Deposit (whether cash or a Security Letter) set forth in Sections 39.01 and 39.05 shall be increased proportionately.

(iv) Tenant shall be entitled to receive the same work allowance and free fixed rent on a per rentable square basis with respect to the Option Space as Tenant received with respect to the demised premises, except the amount of such allowance and free fixed rent shall be multiplied by a fraction, (a) the numerator of which is the number of months of the Option Space Term, and (b) the denominator of which is the number of months of the term of this lease.

(v) If Tenant installs new air-conditioning units containing in excess of thirty (30) tons per floor, Tenant will pay a Base Unit Condenser Water Charge set forth in Sections 41.03. If the existing air conditioning units remain in such floor, Tenant will pay an air-conditioning escalation in accordance with the standards of the Building.

43.02 The Commencement Date of the Option Space Term (the “Option Space Commencement Date”) shall be the day the Option Space is delivered to Tenant broom clean, free of tenants or other occupants, and in its then “as is” condition. As of the Option Space Commencement Date, the Option Space shall be deemed to be part of the demised premises for all purposes of this Lease.

43.03 It is understood and agreed that Tenant shall not have the right to lease the Option Space pursuant to this Article unless all of the following conditions (“Option Space Conditions”) are satisfied or waived by Landlord in writing as of the Option Space Commencement Dates:

(a) Tenant shall not be in default under the Lease beyond any notice and cure periods;

(b) Tenant’s then current financial condition, as revealed by its most recent financial statements (which shall include quarterly and annual financial statements, including income statements, balance sheets, and cash flow statements), must demonstrate that Tenant’s financial condition is no less than its financial condition as of the date hereof;

(c) Tenant has not assigned this Lease or sublet more than fifty (50%) percent of the demised premises; and

(d) Tenant has not been more than thirty (30) days late in the payment of any item of fixed or additional rent at any time during the Term.

43.04 If Landlord notifies Tenant that the fixed rent for the Option Space shall be equal to the fixed rent payable per rentable square foot payable with respect to the demised premises as provided in subparagraph (i)(y) of Paragraph 43.01, then the arbitration provisions contained in Section 43.10 shall be of no force or effect. In the event Landlord or Tenant initiates the arbitration process as provided in said Section 43.10 and as of the Option Space Commencement Date, the amount of the fair market rent has not been determined, Tenant shall pay the fixed rent per rentable square foot payable with respect to the demised premises as provided in said subparagraph (i)(y) of Section 43.01 and, when such determination has been made, an appropriate retroactive adjustment shall be made as of the Option Space Commencement Date.

43.05 Notwithstanding the foregoing provisions of this Article, if Landlord is unable to give possession of the Option Space because of the retention of legal possession or otherwise of any tenant, undertenant or occupants or for any other reason by the date that is two hundred seventy (270) days following the Option Space Estimated Delivery Date, then Tenant shall have the right to (a) wait until the Option Space is available for delivery of possession, or (b) terminate its lease of the Option Space by notice given to Landlord within the following ten (10) business days (time being of the essence with respect to the last day such notice may be given); provided that if Landlord delivers the Option Space to Tenant within said ten-day period, then Tenant’s election to terminate its lease of the Option Space shall be of no further force or effect. Landlord shall not be subject to any liability for any failure to give possession and the validity of this lease or this Article shall not be impaired under any circumstances but the Option Space Commencement Date shall be postponed until Landlord shall have delivered possession of the Option Space to Tenant. The provisions of this paragraph are intended to constitute an “express provision to the contrary” within the meaning of Section 223a of the New York Real Property Law. Notwithstanding the foregoing, in the event of a holdover by an existing tenant or occupant of the Option Space, Landlord agrees to pursue all available remedies to obtain possession of the Option Space as promptly as possible.

43.06 Notwithstanding the foregoing provisions of this Article, in the event that the Option Space shall become vacant prior to the expiration date of the applicable Existing Lease, Landlord may, at its option, give Tenant written notice in bold type entitled the “Option Space Acceleration Notice (the “Option Space Acceleration Notice”) of the date that Landlord reasonably anticipates that the Option Space shall become vacant and require that Tenant elect to exercise or not elect to exercise its option set forth in Section 43.01 hereof. Tenant shall exercise said option by delivering the Option Space Notice within (10) business days after Landlord gives Tenant the Option Space Acceleration Notice.

43.07 The parties acknowledge that “time is of the essence” with respect to all notices in this Article. If Tenant does not timely send the Option Space Notice pursuant to the provisions of Sections 43.01 and 43.06 hereof, this Article shall have no further force or effect and shall be deemed deleted from this lease (i.e., Tenant must deliver the Option Space Notice with respect to each and every Existing Lease, and if Tenant does not deliver the Option Space Notice with respect to one (1) Existing Lease, Tenant shall have no rights with respect to any subsequent Existing Lease).

43.08 If Tenant shall exercise its option to lease any Option Space, then Landlord or Tenant can request the other party hereto to execute an agreement setting forth Tenant’s right to lease such Option Space and the modifications set forth herein.

43.09 This Article 44 shall be null and void effective December 31, 2012 and shall thereafter be deemed deleted from the Lease.

43.10 In determining the fair market rent pursuant to Section 43.01 above the fair market rent shall be determined for the Option Space as of the date occurring six (6) months prior to the Option Space Commencement Date (such date is hereinafter called the “Determination Date”). The determination of the fair market rent for the Option Space shall be made within a reasonable period of time after the occurrence of the Determination Date pursuant to the provisions below. In determining the fair market rent, the provisions of Article 3 of this lease shall remain in effect with the same base periods as set forth therein, and such base periods shall be recognized in making such determination of fair market value. In addition, in determining the fair market rent, the work contribution and free fixed rent which Tenant receives in accordance with 43.01 (iv) above shall also be taken into consideration. Landlord and Tenant shall endeavor to agree as to the amount of the fair market rent during the thirty (30) day period following the Determination Date. In the event that Landlord and Tenant cannot agree as to the amount of the fair market rent within such thirty (30) day period following the Determination Date, then Landlord or Tenant may initiate the arbitration process provided for herein by giving notice to that effect to the other, and the party so initiating the arbitration process (such party hereinafter called the “Initiating Party”) shall specify in such notice the name and address of the person designated to act as an arbitrator on its behalf. Within thirty (30) days after the designation of such arbitrator, the other party (the “Other Party”) shall give notice to the Initiating Party specifying the name and address of the person designated to act as an arbitrator on its behalf. In the Other Party fails to notify the Initiating Party of the appointment of its arbitrator within the time above specified, then the appointment of the second arbitrator shall be made in the same manner as hereinafter provided for the appointment of a third arbitrator in a case where the two arbitrators appointed hereunder and the parties are unable to agree upon such appointment. The two arbitrators so chosen shall meet within ten (10) days after the second arbitrator is appointed and if, within sixty (60) days after the second arbitrator is appointed, the two arbitrators shall not agree, they shall together appoint a third arbitrator. In the event of their being unable to agree upon such appointment within eighty (80) days after the appointment of the second arbitrator, the third arbitrator shall be selected by the parties themselves if they can agree thereon within a further period of fifteen (15) days. If the parties do not so agree, then either party, on behalf of both and on notice to the other, may request such appointment by the American Arbitration Association (or organization successor thereto) in New York City in accordance with its rules then prevailing. Each party shall pay the fees and expenses of the one of the two original arbitrators appointed by or for such party, and the fees and expenses of the third arbitrator and all other expenses (not including the attorneys fees, witness fees and similar expenses of the parties which shall be borne separately by each of the parties) of the arbitration shall be borne by the parties equally. The majority of the arbitrators shall determine the fair market rent and render a written certified report of their determination to both Landlord and Tenant within sixty (60) days of the appointment of the first two arbitrators or sixty (60) days from the appointment of the third arbitrator if such third arbitrator is appointed pursuant to this Paragraph; and the fair market rent, so determined, shall be applied to determine the fixed annual rent.

ARTICLE 44

TENANT’S ANTENNAE

44.01 If Tenant at any time during the Term requests that space be made available to it on the roof of the Building for the installation of one or more antennae, Landlord shall not unreasonably withhold its approval thereof subject to the existing or anticipated needs of other existing or potential tenants or of Landlord itself, and payment by Tenant of Landlord’s then standard charge(s) therefor. The following provisions shall be applicable to the installation of any antennae installations requested by Tenant and approved by Landlord (any or all such installations are hereinafter referred to collectively and/or individually as “antennae”): (i) the size and dimensions of any antennae and the size and dimensions of any reasonably required support structures as well as the location of the portion of the rooftop for such installation shall be subject to Landlord’s prior consent; (ii) the installation and position of any such antennae and reasonably required support structures shall comply with Legal Requirements; (iii) the installation of any electrical or communications lines (“Wiring”) and related equipment in connection with the installation and operation of any antennae, as well as the manner and location (i.e., routing) of all Wiring and related equipment in connection therewith shall (A) be at Tenant’s sole cost and expense, (B) be subject to Landlord’s prior consent, and (C) comply with Legal Requirements, and (iv) the antennae, reasonably required support structures, Wiring and related equipment shall be maintained and kept in repair by Tenant, at Tenant’s sole cost and expense. The parties agree that Tenant’s use of the rooftop of the Building is a nonexclusive use and Landlord may permit the use of any other portion of the roof to any other person, firm or corporation for any use including the installation of other antennae and support equipment, provided however that such use by others shall not materially interfere with the operation and maintenance of any antennae theretofore installed by Tenant.

44.02 For the purpose of installing, servicing or repairing the antennae and related equipment, Tenant shall have access to the rooftop of the building upon prior reasonable request of Landlord. All access by Tenant to the roof of the Building shall be subject to the supervision and control of Landlord and to Landlord’s reasonable safeguards for the security and protection of the Building, the Building equipment and installations and equipment of other tenants of the Building as may be located on the roof of the Building. Landlord shall have the right to assign a Building representative to be present during the duration of Tenant’s access to the rooftop and Tenant shall pay the Landlord’s reasonable charges therefor as additional rent.

44.03 Tenant, at Tenant’s sole cost and expense, agrees to promptly and faithfully obey, observe and comply with all laws, ordinances, regulations, requirements and rules of all duly constituted public authorities in any manner affecting or relating to Tenant’s use of said roof as to the installation repair, maintenance and operation of any support structures and antennae and related equipment erected or installed by Tenant pursuant to the provisions of this Article 44. Tenant, at Tenant’s sole cost and expense, shall secure and thereafter maintain all permits and licenses required for the installation and operation of the antennae and any support structures and related equipment erected or installed by Tenant pursuant to the provisions of this Article 44, including, without limitation, any approval, license or permit required from the Federal Communications Commission.

44.04 Tenant agrees that Tenant will pay for all electrical service required for Tenant’s use of the antennae and related equipment erected or installed by Tenant pursuant to the provisions of this Article 44 in accordance with Article 4 of this Lease and Tenant further agrees that such electric service shall feed off the supply of electrical energy furnished to the Demised Premises as provided in Article 4 of this Lease.

44.05 The antennae, support structures and related equipment installed by Tenant pursuant to the provisions of this Article 44 shall be Tenant’s personal property, and, upon the expiration of the term of this Lease, or upon its earlier termination in any manner, shall be removed by Tenant at Tenant’s sole cost and expense, in accordance with the provisions of Section 6.04 of this Lease. All wiring and related electrical equipment installed by Tenant in connection with the installation and operation of the antennae shall be Tenant’s personal property. Upon the expiration of the Term of this Lease or upon its earlier termination in any manner, if Landlord so directs by written notice to Tenant, Tenant shall promptly remove the Wiring and electrical equipment as designated in such notice, at Tenant’s sole cost and expense. Tenant, at Tenant’s sole cost and expense, shall promptly repair any and all damage to the rooftop of the Building and to any other part of the Building caused by or resulting from the installation, maintenance and repair, operation or removal of the antennae, support structures, Wiring and related equipment erected or installed by Tenant pursuant to the provisions of this Article 44 and restore said affected areas to their condition as existed prior to the installation of the antennae and related equipment. Notwithstanding anything to the contrary contained in the preceding sentence, in the event Tenant fails to perform such repair work after notice and expiration of the applicable cure period, Landlord shall have the option of performing any such repairs, at Tenant’s sole cost and expense, to the extent that same are commercially reasonable, which cost and expense shall be payable by Tenant to Landlord as additional rent hereunder within thirty (30) days after Tenant shall have been billed therefor.

44.06 Tenant agrees that Landlord shall not be required to provide any services whatsoever to the rooftop of the Building except as may otherwise be provided herein.

44.07 Tenant covenants and agrees that all installations made by Tenant on the rooftop of the Building or in any other part of the Building pursuant to the provisions of this Article 44 shall be at the sole risk of Tenant, and neither Landlord nor Landlord’s agents or employees shall be liable for any damage or injury thereto caused in any manner, except for the gross negligence or misconduct of Landlord or Landlord’s agents or employees.

44.08 Tenant will, and does hereby, indemnify and save harmless Landlord from and against: (i) any and all claims, counsel fees, demands, damages, expenses or losses by reason of any liens, orders, claims or charges resulting from any work done, or materials or supplies furnished, in connection with the fabrication, erection, installation, maintenance and operation of the antennae, support structures, Wiring and any related equipment installed by Tenant pursuant to the provisions of this Article 44, and (ii) any and all claims, costs, demands, expenses, fees or suits arising out of accidents, damage, injury or loss to any and all persons and property, or either, whomsoever or whatsoever resulting from or arising in connection with the erection, installation, maintenance and operation and repair of the antennae, support structures, Wiring and related equipment installed by Tenant pursuant to the provisions of this Article 45. Tenant shall obtain and thereafter maintain during the Term of this Lease insurance coverage for the benefit of Landlord and its managing agent (presently Kipp-Stawski Management Group) in such amount and of such type as Landlord may reasonable require. If any installations referred to in this Article 44 should revoke, negate or in any manner impair or limit any roof warranty or guaranty obtained by Landlord, then Tenant shall reimburse Landlord for any loss or damage sustained or costs or expenses incurred by Landlord as a result thereof.

44.09 All plans and specifications of Tenant’s work and installations to be done and made by Tenant pursuant to the provisions of this Article 44 shall be subject to the prior approval of Landlord, which shall not be unreasonably withheld, and shall be further subject to inspection and reasonable supervision by Landlord at Tenant’s expense. Tenant shall reimburse Landlord promptly upon demand for any costs and expenses reasonably incurred by Landlord in connection with Landlord’s review of Tenant’s plans and specifications relating to the installation of the antennae, support structures, Wiring and related equipment, including, without limitation, the costs of review of said plans and specifications by Landlord’s architect(s) and/or engineer(s).

44.10 Tenant covenants and agrees that the antennae, support structures, Wiring and related electrical equipment to be installed by Tenant shall not interfere with or adversely affect any equipment, installations, lines or machinery of the Building or any other tenant of the Building including, without limitation, any other communications equipment in, on top of or otherwise outside the Building, or access thereto for maintenance, repair or removal.

44.11 Tenant acknowledges being advised by Landlord that Landlord has, and shall be, granting to third parties, various rights and licenses to utilize various portions of the Building and rooftop thereof for the installation of microwave dishes, satellite communications equipment, whip antennae and other communications equipment and related equipment (hereinafter all of the foregoing are collectively referred to as “Other Communications Equipment”) and that, inasmuch as Landlord’s ability to facilitate the installation and operation of such Other Communications Equipment will be of paramount importance to Landlord, Landlord shall have the right, at any time and from time to time, during the Term of this Lease at Landlord’s cost and expense, upon sixty (60) days’ prior written notice to Tenant, to relocate at Landlord’s expense the Tenant’s antennae, support structures and related equipment to other areas of the Building and rooftop thereof, as Landlord in its sole discretion may determine so as to accommodate such Other Communications Equipment on the roof of the Building and so as to eliminate, or not to create, problems of interference with respect to or between Other Communications Equipment now, or in the future, installed on the roof or other areas of the Building. Such relocation shall, to the extent practicable, be performed during hours other than Tenant’s regular business hours so as to minimize any disruption of Tenant’s normal business activities and except for such downtime such relocation shall not prevent Tenant from using its antennae for its (their) original intended purpose. Such relocation shall be effected in accordance with the following additional conditions: Tenant shall have, prior to such relocation approved the method to be employed by Landlord for such relocation and the scheduling of same so as not to disrupt the condition of Tenant’s business except to a de minimus extent, such approval not to be unreasonably withheld or delayed. Tenant shall cooperate with Landlord to effectuate the relocation of Tenant’s antennae, support structures and related equipment, as shall be required by Landlord.

ARTICLE 45

EXTENSION OF TERM

45.01 (a) Subject to the provisions of subsection (k) hereof, Tenant shall have the right (the “Extension Option”) to extend the Term, with respect to all or, as hereinafter provided, a part of the space then constituting the Demised Premises, for an additional five (5) years (the “Extension Term”) which shall commence on the day following the expiration of the initial Term of this Lease (the date upon which the Extension Term shall commence is hereinafter referred to as the “Extension Term Commencement Date”) and ending on the day preceding the fifth (5th) anniversary of the Extension Term Commencement Date, provided that:

(i) Tenant shall give Landlord notice (hereinafter called the “Extension Notice”) of its election to extend the term of this Lease at least twelve (12) months prior to the expiration of the initial term of this Lease;

(ii) Tenant is not, in default of any of Tenant’s obligations under the Lease as of the time of the giving of the Extension Notice and as of the Extension Term Commencement Date, beyond any notice and cure periods, and

(iii) The Extension Option shall be exercised for no less than an entire floor of the Building and all floors which are subject to such Extension Notice shall be contiguous to one another and shall be located at either end of the entire space then occupied by Tenant. If Tenant shall execute the option with respect to only a portion of the Demised Premises, Tenant shall as provided in Section 6.05 be required to remove any stairway and close any open slabs located in portions of the Demised Premises whose term is not being extended and otherwise deliver such space in the condition required at the end of the Term.

(b) The fixed annual rent payable by Tenant to Landlord during the Extension Term shall be the higher of:

(i) the fair market rent for the Demised Premises (or part thereof as to which the Extension Option is exercised) determined as of the date occurring six (6) months prior to the Extension Term Commencement Date (such date is hereinafter called the “Determination Date”) and which determination shall be made within a reasonable period of time after the occurrence of the Determination Date pursuant to the provisions of subsection (d) hereof; or

(ii) the product obtained by multiplying (x) the fixed annual rent and additional rent on account of Taxes and Expenses payable by Tenant to Landlord pursuant to Article 3 hereof for the last month of the initial term of this Lease (including the most recent rate of additional rent calculated on a monthly basis payable on account of Taxes and Expenses pursuant to Article 3 hereof) with respect to the Demised Premises (or part thereof as to which the Extension Option is exercised), without giving effect to any abatements, set offs or concessions then in effect, by (y) twelve (12).

(c) Effective as of the Extension Term Commencement Date,

(i) the term “Base Tax” set forth in Section 3.01 (A) (a) shall be deemed to mean the Taxes for the Tax Escalation Year ending on the June 30 of the year after the year in which the Determination Date occurs, as finally determined.

(ii) the term “Expense Base Factor” set forth in Section 3.02 (A) (a) hereof shall be deemed to mean the Expenses for the calendar year preceding the year in which occurs the Determination Date. In the event that the Determination Date occurs after July 1, then the Expense Base Factor shall be the numerical average of the Expenses for the calendar year in which the Determination Date occurs and the Expenses for the calendar year immediately thereafter.

(iii) Tenant’s Tax and Expense Share, set forth in Sections 3.01 (A) (d) and 3.02 (A) (c) shall be determined by dividing (A) the aggregate number of rentable square feet in the part of the Demised Premises (as agreed herein or, as to any space hereafter leased by Tenant, as then agreed) as to which the Extension Option is exercised, by (B) the rentable area of the Building as determined by Landlord.

(d) Landlord and Tenant shall endeavor to agree as to the amount of the fair market rent for the Demised Premises pursuant to the provisions of clause (i) of subsection (b) hereof, during the thirty (30) day period following the Determination Date. In the event that Landlord and Tenant cannot agree as to the amount of the fair market rent within such thirty (30) day period following the Determination Date, then Landlord or Tenant may initiate the arbitration process provided for herein by giving notice to that effect to the other, and the party so initiating the arbitration process (such party hereinafter referred to as the “Initiating Party”“) shall specify in such notice the name and address or the person designated to act as an arbitrator on its behalf. Within thirty (30) days after the designation of such arbitrator, the other party (hereinafter referred to as the “Other Party”) shall give notice to the initiating Party specifying the name and address of the person designated to act as an arbitrator on its behalf. If the Other Party fails to notify the Initiating Party of the appointment of its arbitrator within the time above specified, then the appointment of the second arbitrator shall be made in the same manner as hereinafter provided for the appointment of a third arbitrator in a case where the two arbitrators appointed hereunder and the parties are unable to agree upon such appointment. The two arbitrators so chosen shall meet within ten (10) days after the second arbitrator is appointed and if, within forty five (45) days after the second arbitrator is appointed, the two arbitrators shall not agree, they shall issue their respective determinations of fair market rent in writing, along with such supporting documentation as may be reasonably required, and together shall appoint a third arbitrator. In the event of their being unable to agree upon such appointment within seventy (70) days after the appointment of the second arbitrator, then either party, on behalf of both and on notice to the other, may request such appointment by the American Arbitration Association (or organization successor thereto) in accordance with its rules then prevailing.

(e) Each party shall pay the fees and expenses of the one of the two original arbitrators appointed by or for such party, and the fees and expenses of the third arbitrator and all other expenses (not including the attorneys fees, witness fees and similar expenses of the parties which shall be borne separately by each of the parties) of the arbitration shall be borne by the parties equally.

(f) The majority of the arbitrators shall determine the fair market rent of the Demised Premises and shall consider all relevant factors (other than that Tenant is an existing tenant in the Building). The majority of the arbitrators shall render a written certified report of their determination to both Landlord and Tenant within sixty (60) days of the appointment of the first two arbitrators or sixty (60) days from the appointment of the third arbitrator if such third arbitrator is appointed pursuant to subsection (d), and the fair market rent, so determined, shall be applied to determine the fixed annual rent for the Extension Term.

(g) Each of the arbitrators selected as herein provided shall have at least ten (10) years’ continuous experience in the leasing and renting of the office space in first class office buildings in New York City substantially similar to the Building.

(h) If Landlord notifies Tenant that the fixed annual rent for the Extension Term shall be equal to the amount set forth in clause (ii) of subsection (b) hereof, then the provisions of subsection (d) hereof shall be inapplicable and have no force or effect.

(i) In the event Landlord or Tenant initiates the arbitration process pursuant to subsection (d) hereof and as of the Extension Term Commencement Date the amount of the fair market rent has not been determined, Tenant shall pay the amount set forth in clause (ii) of subsection (b) hereof and when such determination has been made, an appropriate retroactive adjustment shall be made as of the Extension Term Commencement Date.

(j) Except as provided in subsections (b) and (c) hereof, Tenant’s occupancy of the Demised Premises during the Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial term of this Lease except there shall be no free rent or Landlord work contribution.

(k) If Tenant does not send the Extension Notice pursuant to provisions of subsection (a) hereof, this Lease shall automatically terminate at the end of the term then in effect and Tenant shall have no further right to extend the term of this Lease.

(l) If this Lease is renewed for the Extension Term, then Landlord or Tenant can request the other party hereto to execute an instrument in form setting forth the exercise of Tenant’s right to extend the term of this Lease and the last day of the Extension Term.

(m) If Tenant exercises its right to extend the term of this Lease for the Extension Term pursuant to this Article, the phrases “the term of this Lease” or “the term hereof” or the “Term”, as used in this Lease, shall be construed to include, when practicable, the Extension Term.

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

BROAD FINANCIAL CENTER LLC, a New York limited liability company, Landlord

By:	/s/ Dr. Axel Strawoski
Name:	Dr. Axel Strawoski
Title:	Chief Executive Officer

LABRANCHE & CO INC., Delaware corporation, Tenant

By:	/s/ William J. Burke, III
Name:	William J. Burke, III
Title:	Chief Financial Officer

STATE OF NEW YORK	)
: ss.:
COUNTY OF NEW YORK	)

On this      day of             , 2006, before me personally came                     , to me known, who, being duly sworn by me, did depose and say that he resides at                                          ; that he is the                      of                     , the corporation described in and which executed the above instrument as Tenant; and that he signed his name thereto by order of the board of directors of said corporation.

Notary Public

SCHEDULE A

FLOOR PLANS

SCHEDULE B

DESCRIPTION OF LAND

ALL that certain plot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the easterly side of Whitehall Street with the northerly side of Pearl Street; thence northerly along the easterly side of Whitehall Street 49 feet 5 inches to an angle point; thence continuing northerly along the easterly side of Whitehall Street 32 feet 7-1/2 inches; thence easterly on a line forming an angle of 92 degrees 25 minutes 00 seconds on its westerly side with the preceding course 5 feet 5 inches; thence easterly on a line forming an angle of 84 degrees 36 minutes 00 seconds on its northerly side with the preceding course 36 feet 11 inches; thence northerly on a line forming an angle of 90 degrees 21 minutes 00 seconds on its westerly side with the preceding course 31 feet 4-5/8 inches to the southerly side of Bridge Street; thence easterly along the southerly side of Bridge Street 94 feet 2-5/8 inches; thence southerly on a line forming an angle of 107 degrees 39 minutes 10 seconds on its westerly side with the southerly side of Bridge Street 75 feet 9-3/4 inches to the northerly side of Pearl Street 93 feet  1/2 inch to an angle point therein; thence continuing westerly along the northerly side of Pearl Street 68 feet 2-1/2 inches to the point and place of BEGINNING.

SAID PREMISES being known as 25-35 Pearl Street, 20-24 Bridge Street, 33 Whitehall Street.

Together with development rights appurtenant thereto conveyed pursuant to certain Development Rights Agreement between The New York Clearing House Building Company (“Clearing”) and Broad Financial Center Partners (“BFCP”) dated October 7, 1983 and recorded in the Office of the City Register of New York County on October 12, 1983, in reel 725, page 929, and a certain Declaration of Restrictions Agreement between Clearing and BFCP dated October 7, 1983 and recorded in said Register’s Office on October 12, 1983 in reel 725, page 916.

Together with development rights appurtenant thereto conveyed pursuant to certain Development Rights Agreement between Clearing, BFCP and 27 Whitehall Street Group (“Whitehall”) dated January 5, 1984 and recorded in said Register’s Office on January 12, 1984 in reel 754, page 1084 and a certain Declaration of Restrictions Agreement between Clearing, BFCP and Whitehall dated January 5, 1984 and recorded in said Register’s Office on January 12, 1984 in reel 754, page 1110.

Together with all development rights appurtenant thereto as may be acquired by BFCP from Clearing pursuant to Agreement of Sale between BFCP and Clearing dated as of May 25, 1984.

Together with the benefits of that certain Easement Agreement dated as of October 7, 1983 between Clearing and BFCP and recorded in said Register’s Office in reel 725, page 946.

Together with the benefits of that certain Easement Agreement between Whitehall and BFCP dated as of January 5, 1984 between Whitehall and BFCP and recorded in said Register’s Office in reel 754, page 1128.

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SCHEDULE C

APPROVED CONTRACTOR LIST

SCHEDULE D

FORM OF ESTOPPEL CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. The undersigned is the Lessee (Tenant) under that certain lease dated                  , 20  , by and between Broad Financial Center LLC, a New York limited liability company, as Lessor (Landlord) and LaBranch & Co Inc., a Delaware corporation, as Lessee (Tenant), covering those certain premises commonly known and designated as Suites              of the building known as Broad Financial Center and located at 33 Whitehall Street, New York, New York (the “Lease”).

2. The Lease has not been modified, changed, altered or amended in any way (except as indicated following this sentence) and is the only Lease or agreement between the undersigned and the Lessor affecting said premises.

3. The undersigned has accepted the premises, the lease term began             , 2006, the rent for said premises has been paid to and including                  , 200   . No rent has been prepaid for more than one (1) month. The fixed minimum rent being paid as above is              and 00/100 ($            ) Dollars per month.

4. To the best of the undersigned’s knowledge, the Lease is in full force and effect and there are no defaults thereunder, and as of the date hereof, the undersigned is entitled to no credit, offset or deduction in rent.

5. The Lease does not contain and the undersigned does not have any outstanding options or rights of first refusal to purchase the premises or any part thereof or the real property of which the premises are a part.

6. No actions, whether voluntary or otherwise, are pending against the undersigned under the bankruptcy or insolvency laws of the United States or any state thereof.

7. This certification is made to induce                      to make a mortgage loan on the property located at 33 Whitehall Street, New York, New York, knowing that                      relies upon the truth of this certification in making such loan.

8. The amount of Security Deposit, if any, deposited with the Landlord pursuant to the terms of the Lease is $            .

Dated this      day of             , 200

TENANT: LABRANCHE & CO INC., Delaware corporation

By:
Name:
Title:

SCHEDULE E

RULES AND REGULATIONS

(i) The rights of tenants in the entrances, corridors, elevators and escalators of the Building are limited to ingress to and egress from the tenants’ premises for the tenants and their employees, licensees and invitees, and no tenant shall use, or permit the use of, the entrances, corridors, escalators or elevators for any other purpose. No tenant shall invite to the tenant’s premises, or permit the visit of, persons in such numbers or under such conditions as to interfere with the use and enjoyment of any of the plazas, entrances, corridors, escalators, elevators and other facilities of the Building by other tenants. Fire exits and stairways are for emergency use only, and they shall not be used for any other purposes by the tenants, their employees, licensees or invitees. No tenant shall encumber or obstruct, or permit the encumbrance or obstruction of any of the sidewalks, plazas, entrances, corridors, escalators, elevators, fire exits or stairways of the Building. The Landlord reserves the right to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally.

(ii) The cost of repairing any damage to the public portions of the Building or the public facilities or to any facilities used in common with other tenants, caused by a tenant or the employees, licensees or invitees of the tenant, shall be paid by such tenant.

(iii) The Landlord may refuse admission to the Building outside of ordinary business hours to any person not known to the watchman in charge or not having a pass issued by the Landlord or not properly identified, and may require all persons admitted to or leaving the Building outside of ordinary business hours to register. Tenant’s employees, agents and visitors shall be permitted to enter and leave the Building whenever appropriate arrangements have been previously made between the Landlord and the tenant with respect thereto. Each tenant shall be responsible for all persons for whom such tenant requests such permission and shall be liable to the Landlord for all acts of such persons. Any person whose presence in the Building at any time shall, in the judgment of the Landlord, be prejudicial to the safety, character, reputation and interests of the Building or its tenants may be denied access to the Building or may be ejected therefrom. In case of invasion, riot, public excitement or other commotion the Landlord may prevent all access to the Building during the continuance of the same, by closing the doors or otherwise, for the safety of the tenants and protection of property in the Building. The Landlord may require any person leaving the Building with any package or other object to exhibit a pass from the tenant from whose premises the package or object is being removed, but the establishment and enforcement of such requirements shall not impose any responsibility on the Landlord for the protection of any tenant against the removal of property from the premises of the tenant. The Landlord shall, in no way, be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the tenant’s premises or the Building under the provisions of this rule.

(iv) No tenant shall obtain or accept or use in its premises ice, drinking water, food, beverage, towel, barbering, boot blacking, floor polishing, lighting maintenance, cleaning or other similar services from any persons not authorized by the Landlord in writing to furnish such services, provided always that charges for such services by persons authorized by the Landlord are not excessive. Such services shall be furnished only at such hours, in such places within the tenant’s premises and under such regulations as may be fixed by the Landlord.

(v) No awnings or other projections over or around the windows shall be installed by any tenant and only such window blinds as are supplied or permitted by the Landlord shall be used in a tenant’s premises.

(vi) There shall not be used in any space, or in the public halls of the Building, either by the Tenant or by jobbers or others, in the delivery or receipt of merchandise or mail any hand trucks, except those equipped with rubber tires and side guards. All deliveries to tenants, except mail, shall be made to such place as Landlord shall designate and shall be distributed to tenants only during the hours from 8:00 A.M. to 12:00 noon and 2:00 P.M. to 4:00 P.M., Monday through Friday.

(vii) All entrance doors in each tenant’s premises shall be left locked when the tenant’s premises are not in use. Entrance doors shall not be left open at any time. All windows in each tenant’s premises shall be kept closed at all times and all blinds or drapes therein above the ground floor shall be lowered or closed when and as reasonably required because of the position of the sun, during the operation of the Building air conditioning system to cool or ventilate the tenant’s premises Tenant shall not tamper with or adjust tamperproof or covered thermostats which have been preset by Landlord to control the operation of the air conditioning system. All such adjustments shall be made only by Landlord.

(viii) No noise, including the playing of any musical instruments, radio or television, which, in the judgment of the Landlord, might disturb other tenants in the Building shall be made or permitted by any tenant and no cooking shall be done in the Tenant’s premises except as expressly approved by the Landlord. Nothing shall be done or permitted in any tenant’s premises, and nothing shall be brought into or kept in any tenant’s premises, which would impair or interfere with any of the Building services or the proper and economic heating, cleaning or other servicing of the Building or the premises, or the use or enjoyment by any other tenant of any other premises, nor shall there be installed by any tenant any ventilating, air conditioning, electrical or other equipment of any kind which, in the judgment of the Landlord, might cause any such impairment or interference. No dangerous, inflammable, combustible or explosive object or material shall be brought into the Building by any tenant or with the permission of any tenant.

(ix) Tenant shall not permit any cooking or food odors emanating from the demised premises to seep into other portions of the Building.

(x) No acids, vapors or other materials shall be discharged or permitted to be discharged into the waste lines, vents or flues of the Building which may damage them. The water and wash closets and other plumbing fixtures in or serving any tenant’s premises shall not be used for any purpose other than the purpose for which they were designed or constructed and no sweepings, rubbish, rags, acids or other foreign substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

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(xi) Tenant shall not display any sign, graphics, notice, picture, or poster, or any advertising matter whatsoever, anywhere in or about the demised premises or the Building at places visible from anywhere outside or at the entrance to the demised premises without first obtaining Landlord’s written consent thereto, such consent to be at Landlord’s sole discretion. Any such consent by Landlord shall be upon the understanding and condition that Tenant will remove the same at the expiration or sooner termination of this Lease and Tenant shall repair any damage to the demised premises or the Building caused thereby.

(xii) In the event of the violation of the foregoing by any tenant, Landlord may remove the same without any liability, and may charge the expense incurred by such removal to the tenant or tenants violating this rule. Interior signs and lettering on doors and elevators shall be inscribed, painted, or affixed for each by Landlord at the expense of such tenant, and shall be of a size, color and style acceptable to Landlord. Landlord shall have the right to prohibit any advertising by any tenant which impairs the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, tenant shall refrain from or discontinue such advertising.

(xiii) No additional locks or bolts of any kind shall be placed upon any of the doors or windows in any tenant’s premises and no lock on any door therein shall be changed or altered in any respect. Duplicate keys for a tenant’s premises and toilet rooms shall be procured only from the Landlord, which may make a reasonable charge therefor. Upon the termination of a tenant’s lease, all keys to the tenant’s premises and toilet rooms shall be delivered to the Landlord.

(xiv) No tenant shall mark, paint, drill into, or in any way deface any part of the Building or the premises demised to such tenant. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct. No tenant shall install any resilient tile or similar floor covering in the premises demised to such tenant except in a manner approved by Landlord.

(xv) No tenant or occupant shall engage or pay any employees in the Building, except those actually working for such tenant or occupant in the Building or advertise for laborers giving an address at the Building.

(xvi) No premises shall be used, or permitted to be used, at any time, as a store for the sale or display of goods or merchandise of any kind, or as a restaurant, shop, booth, bootblack or other stand, or for the conduct of any business or occupation which involved direct patronage of the general public in the premises demised to such tenant, or for manufacturing or for other similar purposes.

(xvii) The requirements of tenants will be attended to only upon application at the office of the Building. Employees of Landlord shall not perform any work or do anything outside of the regular duties, unless under special instructions from the office of the Landlord.

(xviii) Each tenant shall, at its expense, provide artificial light in the premises demised to such tenant for Landlord’s agents, contractors and employees while performing janitorial or other cleaning services and making repairs or alterations in said premises.

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(xix) The tenant’s employees shall not loiter around the hallways, stairways, elevators, front, roof or any other part of the Building used in common by the occupants thereof.

(xx) Tenant, at its sole cost and expense, shall cause its premises to be exterminated, from time to time, to the satisfaction of Landlord, and shall employ such exterminators therefor as shall be approved by Landlord.

(xxi) Any cuspidors or similar containers or receptacles used in any tenant’s premises shall be cared for and cleaned by and at the expense of the tenant.

(xxii) Tenant shall use only the service elevator for deliveries and only at hours prescribed by Landlord. Bulky materials, as determined by Landlord, may not be delivered during usual business hours but only thereafter. Tenant agrees to pay for use of the service elevator at rates prescribed by Landlord.

(xxiii) Tenant shall have no right of access to the roof of the demised premises or the Building and shall not install, repair or replace any aerial, fan, air conditioner or other device on the roof of the demised premises or the Building without the prior written consent of Landlord. Any aerial, fan, air conditioner or device installed without such written consent shall be subject to removal, at tenant’s expense, without notice, at any time.

(xxiv) There will be no building directory.

(xxv) At Landlord’s election, all messenger deliveries shall be made through the designated messenger entrance on Bridge Street subject to such reasonable procedures as Landlord may adopt.

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SCHEDULE F

CLEANING SPECIFICATIONS

(i) GENERAL OFFICE AREAS

B. Nightly

(1) All stone, ceramic, tile, marble, terrazzo and other unwaxed flooring to be mopped nightly, using approved dust-down preparations; wash flooring weekly, scrubbed when necessary.

All unwaxed flooring used as corridors adjacent to the core shall be cleaned and wet mopped nightly.

(2) All linoleum, vinyl, rubber, asphalt tile and other similar types of flooring (that may be waxed) to be swept nightly using approved dust-down preparation. Waxing, if any, shall be done at tenant’s expense.

Mop up and wash floors for spills, smears and foot tracks throughout, including tenant’s space, as needed and wash floor in general as required.

(3) All carpeting and rugs to be vacuumed nightly.

(4) Hand dust with treated cloth and wipe clean all furniture, fixtures, and window enclosures nightly.

(5) Empty and clean all waste receptacles nightly and remove from the demised premises wastepaper to designated areas.

(6) Empty and clean all ash trays and screen all sand urns nightly.

(7) Dust interior of all waste disposal cans and baskets nightly; damp-dust as necessary.

(8) Wash clean all water fountains and coolers nightly.

(9) Dust all door and other ventilating louvers within reach; damp wipe as necessary.

(10) Dust all telephones nightly and wash monthly.

(11) Keep locker and slop sink rooms in a neat and orderly condition at all times.

(12) Wipe clean all brass, if necessary; and other bright work nightly.

(13) Sweep, vacuum or wash all private staircases nightly.

(14) Metal doors of elevator cars to be properly maintained daily.

(15) Remove all gum and foreign matter on sight.

(16) Clean all glass furniture tops.

(17) Collect and remove wastepaper, cardboard boxes (which Contractor will flatten) and waste material to a designated area in the premises. Waste and/or rubbish (heavy duty plastic) bags shall be furnished by Contractor and shall be adequate to hold contents without breaking. Owner shall have the right to approve trash removal containers and janitorial carts.

(18) Dust and vacuum closet and coat room shelving, coat racks and flooring nightly.

C. PERIODIC CLEANING —(To be performed as needed unless otherwise specified but not less than once each week or as hereinafter provided);

(1) Vacuum all furniture fabric and drapes not less than once each week.

(2) Wash and remove all finger marks, ink stains, smudges, scuff marks and other marks from metal partitions, sills, all vertical surfaces (doors, walls, window sills), including elevator doors, and other surfaces, as necessary. Clean and sweep any vacant areas.

(3) Dust and clean electric fixtures, all baseboards and other fixtures or fittings as necessary, but not less than once each quarter.

D. HIGH DUSTING

(a) Do all high dusting every three (3) months, unless otherwise specified, including, but not limited to, the following:

(b) Vacuum and dust all pictures, frames, charts, graphs and similar wall hangings not reached in nightly cleaning. Damp dust as required.

(c) Vacuum and dust all vertical surfaces such as walls, partitions, doors, bucks and ventilating louvers, grills, high moldings, and other surfaces not reached in nightly cleaning.

(d) Dust all overhead pipes, sprinklers, ventilating and air conditioning louvers, ducts, high moldings and other high areas not reached in nightly cleaning.

(e) Dust all venetian blinds, with a Masslin treated dust control cloth, every three months. Dust all window frames.

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(f) Dust exterior and interior of lighting fixtures.

(g) Wash all furniture glass as needed.

(h) Vacuum and dust ceiling tiles around ventilators and clean and wash air conditioning diffusers as required.

(ii) ELEVATOR LOBBY AND PUBLIC CORRIDORS (MULTI-TENANT FLOORS)

A. Vacuum floors nightly and machine scrub floors monthly. Wax, buff, apply sealer and finishes as required.

B. Wipe down all metal surfaces in lobby, and polish as required.

C. High dust and wash if necessary all electrical and air conditioning ceiling fixtures at least once per month.

D. Dust walls nightly and wash as required.

E. Clean and dust mail depository in lobby.

F. Clean cigarette urns, screen sand and supply sand as necessary.

G. Burned out lamps shall be replaced promptly with lamps supplied by Contractor.

3. ELEVATORS

A. Clean saddles and frames on floors above lobby once per week and vacuum dirt from door tracks nightly.

B. Dust elevator doors.

C. Clean floors twice daily and polish weekly by machine.

4. LAVATORIES IN BASE BUILDING (TWO (2) MAIN LAVATORIES PER FLOOR)

A. Nightly

(a) Scour, wash and disinfect all toilet seats (both sides), basins, bowls, urinals and tile walls near urinals, throughout.

(b) Sweep and wash all lavatory floors using proper disinfectants.

(c) Wash and polish all mirrors, powder shelves, bright work and enameled surfaces in all lavatories.

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(d) Contractor shall use only non-abrasive material to avoid damage and deterioration to chrome fixtures.

(e) Hand dust and clean, washing where necessary, all partitions, dispensers and receptacles in all lavatories and rest rooms.

(f) Service sanitary napkin dispensers. (Napkins supplied by Contractor.)

(g) Empty paper towel and sanitary napkin disposal receptacles and remove paper to designated areas.

(h) Fill toilet tissue holders nightly. (Tissue to be supplied by Contractor.)

(i) Fill all toilet tissue holders, soap dispensers, towel dispensers and sanitary napkin vending dispensers. (Materials to be supplied by Contractor as approved by Landlord.)

(j) Empty and clean sanitary disposal receptacles.

(k) Clean and wash all receptacles and dispensers.

(l) Remove finger marks from painted surfaces.

A. Periodic

(a) Clean and wash all partitions once every week.

(b) Scrub floors as necessary, but not less than once each week.

(c) Hand dust, clean and wash all tile walls and ceilings including washable acoustical tile, once each week, more if necessary.

(d) High dusting shall be done once each month which will include lights, walls and grills.

(e) Wash all lighting fixtures as necessary.

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SCHEDULE G

CERTIFICATE OF OCCUPANCY

SCHEDULE H

LANDLORD’S WORK

1. Deliver all Building systems to the demised premises in fully operational condition. The 9th floor portion of the Demised Premises is fully sprinklered for the existing installation. The 7th and the 8th floors contain core sprinklers in place.

2. Provide existing connection points on each floor for Tenant’s strobes and related Class E connections. Tenant, at Tenant’s expense, shall be responsible for additional points, tie-ins and software reprogramming as required.

SCHEDULE I

EXISTING LEASES

AGREEMENT OF LEASE

between

BROAD FINANCIAL CENTER LLC

Landlord,

and

LABRANCHE & CO. INC.

Tenant.

Premises:	7th, 8th and 9th Floors
33 Whitehall Street, New York, New York